EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT

                                  by and among

                           NEBRASKA BOOK COMPANY, INC.
                                  (as "Buyer"),

                       COLLEGE BOOKSTORES OF AMERICA, INC.
                               (as the "Company")


                                       and


                                THE SHAREHOLDERS
                     OF COLLEGE BOOKSTORES OF AMERICA, INC.
                          (collectively, the "Sellers")

                                  April 2, 2006


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                                TABLE OF CONTENTS



Definitions....................................................................1

Sale and Purchase of the Closing Shares; Purchase Price........................9
        Sale and Purchase of the Closing Shares................................9
        Purchase Price.........................................................9
        Closing Balance Sheet.................................................10

Closing; Termination..........................................................11
        Location; Date........................................................11
        Deliveries and Actions at Closing.....................................11
        Termination...........................................................12

Representations and Warranties................................................12
        Organization and Standing.............................................13
        Capitalization; Ownership of Shares; Subsidiaries and Investments.....13
        Intentionally Omitted.................................................13
        Authorization by Company..............................................13
        Validity of the Transactions; Consents................................14
        Restrictions..........................................................14
        Third-Party Options...................................................14
        Financial Statements; Books of Account................................14
        Taxes.................................................................15
        Liabilities and Obligations...........................................17
        Accounts Receivable...................................................17
        Tangible Assets.......................................................18
        Inventory.............................................................18
        Affiliate Transactions................................................18
        Real Property.........................................................18
        Intellectual Property Rights..........................................19
        Contracts; Customers and Suppliers....................................20
        Environmental Matters.................................................21
        Books and Records.....................................................22
        Compliance with Law and Court Orders..................................22
        Claims................................................................23
        Insurance.............................................................23
        Labor Matters.........................................................23
        Employee Benefit Plans................................................24
        Employees/Independent Contractors.....................................25
        Absence of Certain Changes............................................26
        Additional Information................................................27
        Broker's or Finder's Fee..............................................27
        Competing Interests...................................................27
        Exclusivity...........................................................27
        Regulated Payments....................................................28
        No Misrepresentations.................................................28
        Availability of Documents.............................................28
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Representations and Warranties of Each Seller.................................28
        Capitalization; Ownership of Shares...................................28
        Authority and Binding Effect..........................................29
        Validity of Transactions; Consents....................................29
        Restrictions..........................................................29
        Broker's or Finder's Fee..............................................29
        Competing Interests...................................................29
        Regulated Payments....................................................30
        No Misrepresentations.................................................30

Representations and Warranties of Buyer.......................................30
        Organization..........................................................30
        Authority and Binding Effect..........................................30
        Validity of Contemplated Transactions.................................30
        Absence of Proceedings................................................30
        Broker's or Finder's Fees.............................................31
        No Misrepresentations.................................................31
        Securities Compliance.................................................31

Pre-Closing Covenants.........................................................31
        Access................................................................31
        No Solicitation, Etc..................................................31
        Operation of the Business.............................................31
        Certain Pre-Closing Actions of Sellers and Buyer......................32
        Consents and Notices..................................................33
        Update of Schedules...................................................33
        Notification of Certain Matters.......................................34
        Fulfillment of Conditions by Sellers..................................34
        Fulfillment of Obligations by Buyer...................................34
        Publicity.............................................................35
        Certain Benefit Plans.................................................35
        Sale to Matthews; Secondary Transaction...............................35
        Medical Plan..........................................................36
        Payment to John and Helen Sue Marcus..................................36

Other Agreements..............................................................37
        Tax Matters...........................................................37
        Further Assurances....................................................38
        Retention of Employees................................................38
        Training of Employees.................................................38

Conditions to Closing.........................................................39
        Conditions to the Obligations of Each Party...........................39
        Conditions to Obligations of Buyer....................................39
        Conditions to Obligations of the Sellers..............................41

Indemnification...............................................................42
        By Sellers............................................................42
        By Buyer..............................................................43
        Indemnification Process...............................................44
        Limitations on Claims.................................................46
        Exclusivity of Indemnification Remedy.................................47

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        Characterization of Indemnification Payments..........................48
        Deferred Consideration................................................48
        Santa Fe Claim........................................................48
        Other Provisions Concerning Indemnification...........................48

Miscellaneous.................................................................48
        Entire Agreement......................................................48
        Amendment, Parties in Interest, Assignment, Etc.......................48
        Interpretation........................................................49
        Expenses..............................................................49
        Notices...............................................................49
        Governing Law.........................................................49
        Attorneys' Fees and Costs.............................................49
        Specific Performance..................................................49
        Drafting..............................................................50
        Sellers' Representative...............................................50
        Counterparts; Facsimile...............................................50
        Retention of Records..................................................50
        Execution of Agreement................................................50


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                            SHARE PURCHASE AGREEMENT


        This Share Purchase Agreement is dated as of April 2, 2006, and is by and among (i) Nebraska Book Company, Inc., a Kansas corporation ("Buyer"),
(ii)College Bookstores of America, Inc., an Illinois corporation (the "Company") and (iii) the Persons whose names and addresses are set forth on SCHEDULE I (those Persons referred to in (iii) above are hereinafter individually referred to as a "Seller," and collectively, the "Sellers").

        WHEREAS, on the Agreement Date, the Sellers, in the aggregate, own all of the issued and outstanding capital stock of the Company; and

        WHEREAS, Buyer wishes to purchase all of the outstanding shares of the Company, and the Sellers wish for Buyer to purchase such shares, on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS. As used in this Agreement, the Schedules, and the Recitals above, the following terms have the following meanings (terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa):

        "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) vendor debit balances, (c) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes, and (d) any claim, remedy or other right related to any of the foregoing.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or that owns more than 50% of the voting stock of such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. In addition, with respect to any natural person, the term "Affiliate" shall include such person's immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships) and Persons (other than natural persons) controlled by them.

        "Agreement" means this Share Purchase Agreement, including all Schedules and exhibits hereto, as the same may be amended from time to time in accordance with its terms.

        "Agreement Date" means the date on the first page of this Agreement.

        "Annual Financial Statements" is defined in Section 4.8(a)(i).

        "Assets" means all of the Company's assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Annual Financial Statements.

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        "Basket Amount" is defined in Section 10.4(a).

        "Benefit Plan" means any bonus, pension, profit sharing, deferred compensation, incentive compensation, employee stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, stock appreciation, restricted stock or other employee benefit plan, policy, agreement, arrangement or understanding (whether written or oral, qualified or non-qualified, currently effective or terminated), including, but not limited to, any "employee benefit plan" (as defined in Section 3(3) of ERISA), which (i) is maintained or contributed to by the Company, or with respect to which the Company has or may have any liability or
(ii) provides benefits, or describes policies or procedures applicable, to any director, former director, consultant, former consultant, officer, employee, former officer, or former employee of the Company, or the dependents of any of the foregoing, regardless of whether funded.

        "Bid" means any written quotation, bid or proposal made by the Company, that if accepted or awarded would lead to a Leased Store Contract.

        "Business Day" means any calendar day which is not a Saturday, Sunday or a day on which banks in the State of Nebraska and the State of Missouri are authorized or obligated by law or executive order to close.

        "Buyer" means Nebraska Book Company, Inc., a Kansas corporation.

        "Claim Notice" is defined in Section 10.3(a).

        "Claims" is defined in Section 10.3(a).

        "Closing" is defined in Section 3.1.

        "Closing Balance Sheet" is defined in Section 2.3.

        "Closing Date" is defined in Section 3.1.

        "Closing Payment" is defined in Section 2.2(c).

        "Closing Shares" is defined in Section 4.2(a).

        "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations issued thereunder.

        "Company" means College Bookstores of America, Inc., an Illinois corporation.

        "Company Insurance" is defined in Section 4.22.

        "Company Intellectual Property" means all Intellectual Property Rights owned, licensed or used by the Company.

        "Company Software" means all Software owned, licensed or used by the Company.

        "Competing Transaction" is defined in Section 7.2.

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        "Confidentiality Agreement" is defined in Section 11.1.

        "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, including all amendments thereto that has created a binding obligation on the Company under local law and which is currently in full force and effect.

        "Copyrights" mean all copyrights in both published and unpublished form and all registrations and applications for registration for copyrights in any jurisdiction, and any renewals, modifications and extensions thereof.

        "Court Order" means any judgment, injunction, order or ruling of any court or other judicial authority that is binding on any Person or its property under applicable Law.

        "Damages" is defined in Section 10.1(c).

        "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

        "Deferred Consideration" is defined in Section 2.2(b).

        "Deferred Consideration Escrow" is defined in Section 2.2(b).

        "Direct Claim" is defined in Section 10.3(a).

        "Environmental Conditions" means the presence of any pollution, including, without limitation, any contaminant, irritant, pollutant or Hazardous Material (whether upon, at or in any premises, property or product and whether or not such pollution constituted, at the time of its introduction, a violation of any Environmental Law) as a result of which the Company has or may reasonably be expected to become liable to any Person or by reason of which any Real Property occupied by the Company in the operation of its business may reasonably be expected to suffer or be subjected to any Lien.

        "Environmental Laws" means all Laws related to protection of the environment, natural resources, safety or health or the handling, use, recycling, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with rules and regulations promulgated thereunder.

        "ERISA Affiliate" means each business or entity that is a member of a "controlled group of corporations," under "common control", or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or
(m) of the Code, or is required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

        "Escrow Agent" means Irwin Union Bank, or if Irwin Union Bank is unwilling or unable to serve, another bank mutually agreed by Buyer and the Sellers' Representative, located in St. Louis, Missouri.

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        "Escrow Agreements" means the escrow agreements described in Section
2.2(b) which are effective as of the Closing Date by and among Buyer, the Sellers' Representative, and Escrow Agent substantially in the form of EXHIBIT A.

        "ESOP Loan" means the obligation owed by the ESOP Trust and/or the Company to Southwest Bank of St. Louis, under the Variable Rate Note dated June 7, 2005, regarding a loan in the original principal amount of $3,450,000.

        "ESOP Plan" means the College Bookstores of America, Inc. Employee Stock Ownership Plan dated effective as of January 1, 2002, as it has been amended from time to time.

        "ESOP Trust" means the College Bookstores of America, Inc. Employee Stock Ownership Trust dated effective February 28, 2002, as it has been amended from time to time.

        "Existing Shares" is defined in Section 4.2(a).

        "Financial Statements" is defined in Section 4.8(a)(ii).

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means the United States, any state thereof, any province, city or municipality of any state, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission, court or instrumentality of the United States, any State of the United States, or any political subdivision thereof.

        "Hazardous Material" means any hazardous, toxic or radioactive substance, material or waste which is regulated as of the Agreement Date by any Governmental Authority, including without limitation any material or substance that is: (A) defined as a "hazardous substance," "regulated substance" or "solid waste" under applicable Law, (B) petroleum, petroleum products or wastes, or (C) asbestos.

        "Income Statements" is defined in Section 4.8(a)(iii).

        "Indebtedness" means (a) any obligation for borrowed money (including principal, interest, fees and penalties), (b) any obligation owed for all or any part of the purchase price of Shares, property or other assets or for services or for the cost of property or other assets constructed or of improvements to such property or other assets, other than current trade accounts payable included in current liabilities and incurred in respect of property or services purchased in the ordinary course of business, (c) any capital lease obligation,
(d) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or bank guarantee, and (e) any guarantee with respect to Indebtedness of another Person. For the avoidance of doubt, the term "Indebtedness" does not include operating leases.

        "Indemnified Party" is defined in Section 10.3

        "Indemnified Buyer Party" is defined in Section 10.1.

        "Indemnified Seller Party" is defined in Section 10.2.

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        "Indemnifying Party" is defined in Section 10.3.

        "Intellectual Property Rights" means Patents, Trademarks, Copyrights, Software and other intellectual property rights, including Trade Secrets and rights in Internet web sites.
        "Interim Period" means the period between the Agreement Date and the Closing Date.

        "Klund Amendments" is defined in Section 9.2(s).

        "Law" means any statute, law, ordinance, code, directive, decree, regulation, or rule of any Governmental Authority, provided that "Law" shall not include any term or provision of a Leased Store Contract with a Governmental Authority.

        "Lease" is defined in Section 4.15(b).

        "Leased Store Contracts" mean all Contracts that provide for the performance of services by the Company, or the sale of products by the Company, to or on behalf of institutions offering post-secondary education with which the Company does business, or any prime contractor or higher-tier subcontractor.

        "Leased Store Projections" is defined in Section 4.8(a)(iii).

        "Letter of Intent" means that certain letter from Buyer to Company and Sellers dated on February 7, 2006, by Buyer and on various other dates by the Company and Sellers, outlining the proposed terms for this Agreement.

        "Liability" means any direct or indirect liability, Indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

        "Licenses" means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals and other authorizations granted by any Governmental Authority.

        "Liens" means any lien, mortgage, security interest, charge, pledge, liability, obligation, claim, spousal interests (community or otherwise) or other encumbrance of any nature whatsoever other than post-closing transfer restrictions under Securities Laws that apply to Buyer.

        "Litigation" means any lawsuit, claim, action, governmental enforcement action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

        "Management Group" means E. James Klund, William J. Lacefield, Randall
F. Wiersma and Lonnie Viner, all of whom are officers and directors of the Company.

        "Management Groups' Actual Knowledge" means that the information to be attributed to the Management Group that is actually known to any member of the Management Group as to a particular date.

        "Management Groups' Knowledge" means: (i) as of the Agreement Date, that the information to be attributed to the Management Group that is actually or constructively known to any member of the Management Group, and (ii) as of the Closing Date, that the information to be attributed to the Management Group that is actually or constructively known to any member of the Management Group or any


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officer or senior or regional management employee of the Company. A Person has constructive knowledge of those matters which the individual involved could be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent person would undertake concerning the particular subject matter.

        "Marcus Contracts" means the contracts listed on Schedule 4.17 to which either or both of John Marcus and Helen Sue Marcus is a party or are parties.

        "Marcus Payment Taxes" means the employer's portion of all employment Taxes arising or resulting from the payment to John and Helen Sue Marcus as described in Section 7.14.

        "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is material and adverse to the Company, its business, operations, Assets, financial condition, results of operations, liquidity, competitive position, or customer relations.

        "Matthews" means Matthews Book Company, a Missouri corporation.

        "Matthews - Buyer Agreement" is defined in Section 9.2(r).

        "Medical Plan" means the Group Medical Benefits Plan, jointly sponsored by Company and Matthews (Plan 501), as it has been amended from time to time, and as it was in effect on the Agreement Date.

        "Ordinary course" or "ordinary course of business" or "OCB" means the ordinary course of business that is consistent with past practices of the Company, provided that actions involving agreements with or payments to John Marcus that are specifically addressed in this Agreement shall not be deemed to be a violation of ordinary course of business or otherwise taken into account in determining whether something is in the OCB.

        "Other Claims Escrow" is defined in Section 2.2(c).

        "Patents" mean all patents, together with any extensions, reexaminations, reissues, patents of additions, patent applications, divisions, continuations, continuations-in-part, improvements and any subsequent filings in any country of jurisdiction claiming priority therefrom.

        "Permitted Liens" means (i) Liens securing the payment of Taxes and either not delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which the Company shall, to the extent required by GAAP, have set aside on its books adequate reserves; (ii) Liens imposed by law, such as carriers', warehouseman's, mechanics', materialmen's, landlords', laborers', suppliers', construction and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Company shall, to the extent required by GAAP, have set aside on its books adequate reserves; (iii) Liens securing the performance of Bids, tenders, leases, contracts (other than for the repayment of debt), Leased Store Contracts, statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (iv) easements, rights of way, claims, objections, defects, reservations, consents, tenancies, licenses, other encumbrances or restrictions and the like affecting any real property, including, but not limited to zoning, building codes, and other land use Laws regulating use or occupancy of such real property or the activities conducted thereon that are imposed by any Governmental Authority; (v) Liens securing the ESOP Loan; and
(vi) Liens disclosed on SCHEDULE 4.10.

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        "Person" means any natural person, corporation, partnership, company, trust, governmental entity or other legal entity.

        "Post-Closing Tax Period" means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

        "Post-Secondary Transaction Sellers" are identified on SCHEDULE 4.2(A), and means the Sellers other than Matthews.

        "Pre-Closing Tax Period" is defined in Section 8.1(a).

        "Private Stores" is defined in Section 7.12.

        "PRISM Agreement" is defined in Section 7.15.

        "Pro Rata Portion" is defined in Section 2.2(a).

        "Purchase Price" is defined in Section 2.2.

        "Purchase Price Adjustments" is defined in Section 2.3(a).

        "Real Property" is defined in Section 4.15(a).

        "Reference Balance Sheet" is defined in Section 4.8(a)(ii).

        "Reference Balance Sheet Date" is defined in Section 4.8(a)(ii).

        "Required Consents" is defined in Section 4.5.

        "Schedule 10.8 Indemnification Items" means the items described in
Section 10.8 and listed on Schedule 10.8.

        "Scheduled Contracts" is defined in Section 4.17(a).

        "Schedules" means the schedules prepared in accordance with and that are attached to this Agreement.

        "Secondary Transaction" is described in Section 7.12.

        "Securities Laws" mean the Securities Act of 1933 and any applicable state securities or "blue sky" laws.

        "Seller" and "Sellers" are identified on SCHEDULE 4.2(A).

        "Sellers' Representative" is identified in Section 11.10.

        "Seller Transaction Costs" is defined in Section 2.2(d).

        "Shareholder Agreements" means (i) that certain Shareholders' Agreement dated May 16, 1996, by and among the Company and some of the Sellers, as it was amended on September 24, 1996, and (ii) that certain Investors' Agreement dated December 22, 2003, by and among Company and most of the Sellers.

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        "Shares" is defined in Section 4.2.

        "Software" means any computer software, of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, bookstore operations, etc.), all computer operating, security and programming software, and all middleware and firmware, and any and all documentation and object and source code related thereto.

        "Straddle Period" means any Tax Period that includes but does not end on the Closing Date.

        "Taxes" means all taxes, duties, charges, fees, levies or other assessment imposed by any taxing Governmental Authority, including without limitation income, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, alternative, add-on, minimum, estimated and franchise taxes and social security contributions imposed by any social security administration, including any charges and costs from the payroll agent, if any (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

        "Tax Liability" is defined in Section 2.2(f).

        "Tax Period" is defined in Section 8.1(a).

        "Tax Returns" means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings required to be filed by a party with respect to any Taxes.

        "Third Party Claim" is defined in Section 10.3(a).

        "Trademarks" mean trademarks, services marks, trademark and service mark applications, brand names, certification marks, trade dress, Internet domain names and Internet domain name applications, goodwill associated with the foregoing and all registrations in any jurisdictions of, and all applications in any jurisdiction to register, the foregoing, including any extension, modification, renewal of any such registration or application thereof.

        "Trade Secrets" means any information of a party that derives economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

        "Transaction Documents" means this Agreement and all other agreements executed and delivered at Closing which are Exhibits, and the certificates required to be executed and delivered as a condition to Closing.

        "Transactions" means the sale of the Closing Shares by the Post-Secondary Transaction Sellers to Buyer, the Secondary Transaction, and the other transactions contemplated hereby and by the Transaction Documents.

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2.      SALE AND PURCHASE OF THE CLOSING SHARES; PURCHASE PRICE.

        2.1 SALE AND PURCHASE OF THE CLOSING SHARES. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date each of the Post-Secondary Transaction Sellers shall sell to Buyer and Buyer shall purchase from each of the Post-Secondary Transaction Sellers all of the Closing Shares then issued and outstanding, owned by such Post-Secondary Transaction Seller, free and clear of any Liens.

        2.2    PURCHASE PRICE.

               (a) As consideration in full for the acquisition of the Closing Shares from the Post-Secondary Transaction Sellers, Buyer will pay the Post-Secondary Transaction Sellers the aggregate consideration of Twenty-one Million Two Hundred Seventy-five Thousand Dollars ($21,275,000), less an amount equal to the Marcus Payment Taxes, less the value of any tax deductions for paying same (the "Purchase Price"). The Purchase Price will be payable ratably to the Post-Secondary Transaction Sellers in accordance with their ownership percentage of the Closing Shares as set forth on SCHEDULE 4.2(A), each percentage amount being such Post-Secondary Transaction Seller's "Pro Rata Portion", in accordance with this Article 2.

               (b) On the Closing Date, Buyer will deposit the sum of Four Million Two Hundred Fifty-five Thousand Dollars ($4,255,000) into an interest bearing escrow account described in this Section 2.2(b) (the "Deferred Consideration Escrow"), with the amount of such escrow deposit being referred to herein as the "Deferred Consideration." The Deferred Consideration will be held pursuant to the Escrow Agreement in a form substantially similar to the Escrow Agreement attached hereto as EXHIBIT A. The Deferred Consideration Escrow will be held, maintained and disbursed by the Escrow Agent and will serve as security for any potential claims under Article 10, Seller Transaction Costs or Tax Liability as more fully described in Section 2.3 below, and any remaining balance will be paid to the Post-Secondary Transaction Sellers on the date that is thirty (30) months following the Closing Date in accordance with the Escrow Agreement.

               (c) On the Closing Date, Buyer will deposit the sum of Seven Hundred Fifty Thousand Dollars ($750,000) into an interest bearing escrow account described in this Section 2.2(c) (the "Other Claims Escrow"). The Other Claims Escrow will be held pursuant to the Escrow Agreement in a form to be agreed upon by the parties, and shall address such other claims as the parties shall mutually agree as of the Agreement Date. To the extent the amount held in the Other Claims Escrow is not applied to or subject to any other claims as set forth in such agreement, it will be paid to the Post-Secondary Transaction Sellers on the date that is nine (9) months following the Closing Date in accordance with the Other Claims Escrow Agreement.

               (d) On the Closing Date, Buyer will pay the Post-Secondary Transaction Sellers their Pro Rata Portion of an amount equal to the Purchase Price less an amount equal to the sum of (i) the Deferred Consideration Escrow,
(ii) the Seller Transaction Costs determinable on the Closing Date with respect to the Seller or Sellers that incurred the Seller Transaction Costs, (iii) any Tax Liability determinable as of the Closing Date, and (iv) an amount equal to the Other Claims Escrow (such net amount payable at Closing being the "Closing Payment"). As used herein, "Seller Transaction Costs" means the amount of any legal, accounting, broker, and other professional fees incurred and closing costs paid or reimbursed by the Company (whether incurred by any Seller or the Company) specifically in connection with the Transactions, including the Secondary Transaction, which are in excess of $30,000, but will not include fees for preparing any Tax Returns or Closing Balance Sheet, or other fees or costs that would have been incurred without regard to the Transactions; in the event the payment or reimbursement is less than $30,000, there will be no Seller Transaction Costs. The Closing Payment will be made in cash, by certified check or wire transfer of immediately available funds, to the accounts of the Post-Secondary Transaction Sellers provided to Buyer in writing no less than two business days prior to Closing.

               (e) The "Post-Secondary Transaction Sellers" are identified on
SCHEDULE 4.2(A), and means the Sellers other than Matthews.

               (f) The Purchase Price shall be reduced by the amount of Taxes arising from the Secondary Transaction that exceed $1,600,000 (the amount of Taxes in excess of $1,600,000, if any, is referred to herein as the "Tax Liability"). For purposes of determining the existence of a Tax Liability, the Tax Liability will equal the difference of (i) the liability of the Company for income Taxes through the Closing Date taking the Secondary Transaction into account, minus (ii) the liability of the Company for income Taxes through the Closing Date without taking the Secondary Transaction into account. If such income Taxes are less than $1,600,000, then there will be no Tax Liability arising from the Secondary Transaction.

               (g) On or before December 31, 2010, or such later date that there is a final resolution of the issue, Buyer will pay the Post-Secondary Transaction Sellers an amount equal to the value of the income Tax deductions to the Company resulting from a payment by the Company of $725,000 of the total payment to John Marcus and Helen Sue Marcus as described in Section 7.14 with interest from the Closing Date to payment date at the rate of interest charged Buyer for its line of credit by its primary lender, taking into account the extent, if any, by which the Company's federal and/or state income Tax deduction for the payment so described in Section 7.14 is reduced or disallowed for any reason after review or audit by any Governmental Authority.

        2.3    CLOSING BALANCE SHEET.

               (a) Within 120 days after the Closing, Buyer will furnish at Buyer's sole cost and expense the Sellers' Representative with a balance sheet for the period ended on the Closing Date prepared by or on behalf of Buyer (the "Closing Balance Sheet"), which will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for the Sellers' Representative to evaluate the accuracy thereof. The Sellers' Representative will have a period of 45 days after receipt of the Closing Balance Sheet (the "Sellers' Rejection Date") to notify Buyer in writing of Sellers' election to accept or reject (and in the case of a rejection, there must be included in such notice the reasons for rejection in reasonable detail) Buyer's Closing Balance Sheet and Buyer's determination of any Tax Liability or Seller Transaction Costs paid by the Company which exceed the limits set forth in Section 2.2(c) (the "Purchase Price Adjustments"). Buyer will permit the Sellers' Representative and its representatives to have reasonable access to the Company's relevant books, records and other financial information relating to the calculation of the Closing Balance Sheet.

               (b) If no written notice is received by Buyer prior to the Sellers' Rejection Date (or if Sellers' Representative provides written notice to Buyer stating that they have no objections, in which case, the "Sellers' Rejection Date" shall instead be the date Buyer receives said notice), Buyer's Closing Balance Sheet and the amount of any Purchase Price Adjustments will be deemed accepted by the Sellers and final and binding on the parties hereto.

               (c) If the Sellers' Representative timely reject Buyer's Closing Balance Sheet or any Purchase Price Adjustments, Buyer and the Sellers' Representative will promptly (and in any event within 20 days following the date upon which the Sellers reject Buyer's Closing Balance Sheet) attempt to make a joint determination of the Closing Balance Sheet and any Purchase Price Adjustments. If the Sellers' Representative and Buyer are able to jointly determine the Closing Balance Sheet and the Purchase Price Adjustments, the joint determination will be final and binding on the parties hereto. In the event the parties are unable to agree upon the final determination of the Closing Balance Sheet and the Purchase Price Adjustments within such 20 day period, then Buyer and the Sellers' Representative will submit the issues in dispute to an independent certified public accountant from a nationally recognized firm to be chosen as set forth below. Buyer, on the one hand, and the Sellers' Representative, on the other, each will choose an accountant, and the two selected accountants together will select a third accountant from a nationally recognized firm and the third accountant will act as the sole arbitrator of the issues in dispute (the "Arbitrator"). The determination of the Arbitrator will be final and binding upon the parties, absent fraud, bad faith and as long as determined in accordance with the terms of this Agreement. Each side will bear their own professional fees and the fees of the Arbitrator will be divided equally between the sides. Following the decision, the Escrow Amount shall be released as contemplated by Section 2.3(b) above.

3.      CLOSING; TERMINATION.

        3.1 LOCATION; DATE. The closing (the "Closing") of the Transactions will take place at the offices of Blumenfeld Kaplan & Sandweiss, P.C., 168 North Meramec Avenue, St. Louis, Missouri, at 10:00 a.m. local time on May 1, 2006, or, subject to Section 3.3 below, at such other date, time and place as is mutually agreed among the parties or, if all of the conditions to the obligations of the parties set forth in Article 9 have not been satisfied or waived and there is no agreement among the parties, on the day which is two business days following the date on which all such conditions have been satisfied or waived (such date and time of closing being herein called the "Closing Date").

        3.2 DELIVERIES AND ACTIONS AT CLOSING. At the Closing and subject to the terms and conditions herein set forth:

               (a) Each of the Post-Secondary Transaction Sellers shall deliver to Buyer the certificates evidencing all of the respective Closing Shares owned by such Post-Secondary Transaction Seller, duly endorsed for transfer or with stock powers executed in blank in proper form of transfer, and the Company shall deliver the original corporate seal, minute book and the stock transfer and record books of the Company;

               (b) Buyer shall deliver the Closing Payment to the Post-Secondary Transaction Sellers;

               (c) Buyer shall deposit the amount of the Deferred Consideration Escrow and the Other Claims Escrow with the Escrow Agent, and shall make the payment of the Seller Transaction Costs;

               (d) Each director and officer of the Company will deliver to Buyer his or her written resignation as a director and/or officer, as applicable;

               (e) The Company shall deliver to Buyer a disclosure letter executed by an executive officer of the Company, similar in form and substance to the letter contained in SCHEDULE 3.2(E), attached to which are the articles of incorporation, bylaws, minute books, and ownership records of the Company, the Benefit Plans, and the Scheduled Contracts including written summaries of oral Scheduled Contracts, and insurance binders and policy endorsements.

               (f) The parties shall deliver or cause to be delivered such certificates, instruments, agreements, evidence or documents as contemplated by this Agreement, including under Sections 9.1 and 9.2.

        3.3 TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned:

                      (a) at any time prior to the Closing by mutual written consent of Buyer and the Sellers' Representative;

                      (b) by either Buyer, on the one hand, or the Sellers' Representative, on the other hand, if a condition to performance by the terminating party under this Agreement has not been satisfied or waived by May 1, 2006, and (i) the terminating party provides written notice of the failed condition to the other party and the other party fails to satisfy the condition within five (5) business days after receipt of notice, and (ii) if the condition cannot be satisfied at all or satisfied within five business (5) days after receipt of notice, but the terminating party can be made reasonably whole in respect of the failure to satisfy the condition through a Purchase Price adjustment, if the other party fails to agree in writing to the Purchase Price adjustment necessary to make the terminating party whole, within five business (5) days after receipt of notice; or

                      (c) by Buyer, on the one hand, or the Sellers' Representative, on the other hand, at any time, if there is pending or threatened litigation in any court or any proceeding before or by any Governmental Authority to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the Transactions or to comply with any restriction on the manner in which Buyer or its Affiliates conducts its operations (including any operations of the Company) but only in the event such disposal or restriction would have a Material Adverse Effect or Material Adverse Change on the Company or Buyer;

provided, that, (i) Buyer may not terminate this Agreement if the Closing has not occurred because of Buyer's failure to perform or observe any of its material covenants or agreements set forth in this Agreement or if Buyer is, at such time, in material breach of this Agreement, and (ii) the Sellers may not terminate this Agreement if the Closing has not occurred because of the Sellers' failure to perform or observe any of their respective material covenants or agreements set forth in this Agreement or if any of the Sellers is, at such time, in material breach of this Agreement. In the event of termination of this Agreement by any party hereto as provided in this Section 3.3, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) under the Confidentiality Agreement, (ii) with respect to this Section 3.3 or Section 11.4, (iii) with respect to the PRISM Agreement described in Section 7.15, or (iv) to the extent that such termination results from breach of this Agreement.

4. REPRESENTATIONS AND WARRANTIES. The Management Group jointly and severally represents and warrants to Buyer as follows:

        4.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted; to execute, deliver and perform its obligations hereunder; and to consummate the Transactions. The Company is qualified to do business and is in good standing in every jurisdiction in which a failure to so qualify could have a Material Adverse Effect. The Company possesses all governmental and other permits, licenses and approvals necessary to own or lease its properties and assets and to carry on its business as now conducted, the failure of which could have a Material Adverse Effect. The states in which the Company is qualified to do business as a foreign corporation, and a description of substantially all of such permits, licenses and approvals, are listed on SCHEDULE 4.1.

        4.2   CAPITALIZATION; OWNERSHIP OF SHARES; SUBSIDIARIES AND INVESTMENTS.

              (a) The authorized equity securities of the Company consist of Ten Thousand (10,000) shares of common stock without par value (the "Shares"), of which 1,662.625 shares are issued and outstanding (the "Existing Shares"), and at the Closing, following the closing of the Secondary Transaction, 1481.655 shares will be issued and outstanding (the "Closing Shares"). The Existing Shares are owned, and at the Closing the Closing Shares will be owned by the Sellers as set forth on SCHEDULE 4.2(A). Upon the sale of the Shares to Buyer at Closing, Buyer will acquire the entire legal and beneficial equity and ownership interests in the Company free and clear of all Liens. The Existing Shares have been, and at the Closing the Closing Shares shall have been, duly authorized, validly issued and fully paid and non-assessable. No Shares have been, and at the Closing no Shares shall have been, issued in violation of (i) the terms of any Contract binding upon the Company, (ii) the articles of incorporation or by-laws of the Company, or (iii) applicable Laws, including without limitation applicable federal and state securities laws and regulations. There are no, and at the Closing there will not be any, preemptive rights with respect to the issuance of the Shares.

        (b) Except as set forth on SCHEDULE 4.2(B) and the Secondary Transaction, there are: (i) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from any Seller or the Company, at any time, or upon the happening of any stated event, any securities of the Company, whether or not presently issued or outstanding; (ii) no outstanding securities of the Company that are convertible into or exchangeable for capital stock or other securities of the Company; and (iii) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Company any such convertible or exchangeable securities.

        (c) The Company has no subsidiaries and does not own, directly or indirectly, any stocks, bonds (other than performance bonds) or securities or any other equity or ownership interest (whether controlling or not) in any Person.

        4.3    INTENTIONALLY OMITTED.

        4.4 AUTHORIZATION BY COMPANY. The execution and delivery of this Agreement and the consummation of the Transactions by the Company will not contravene or violate the articles of incorporation or by-laws of the Company. The execution and delivery by the Company of this Agreement and each Transaction Document to which the Company is a party and the performance of its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate action prior to the Agreement Date. This Agreement constitutes, and the other Transaction Documents to which the Company is a party will constitute, the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium, equitable principles, or other similar laws of general application relating to or affecting the enforcement of creditors rights.

        4.5 VALIDITY OF THE TRANSACTIONS; CONSENTS. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Transactions (i) will to the Management Groups' Knowledge, contravene or violate any Law or Court Order which is applicable to the Company, (ii) will, subject to obtaining the consents, giving the notices or making the payments listed on
SCHEDULE 4.5, result in a Default under, or require the consent or approval of or prior notice to any party to, or require a payment to any party to, any Contract (including any Leased Store Contract or Lease) to or by which the Company is a party or otherwise bound or affected, or (iii) subject to obtaining the consents and giving the notices listed on SCHEDULE 4.5, require the Company to notify or obtain any License from any Governmental Authority whereby the failure to notify or obtain could have a Material Adverse Effect. Except as disclosed in SCHEDULE 4.5, the Company is not a party to any Contract (including any Leased Store Contract) under which the other party or parties are entitled to early termination of the Contract in the event of a change in the control of the Company. The inclusion of any Contract in SCHEDULE 4.5 shall not be deemed to be an admission or acknowledgment in and of itself that the Contract requires a consent or notice in connection with this Transaction or that the Contract may be terminated in the event of a change in control of the Company. The consents and notices included on SCHEDULE 4.5 that must be given or obtained prior to the Closing shall be referred to herein and therein as the "Required Consents."

        4.6 RESTRICTIONS. The Company is not subject to any Court Order that affects or restricts the ability of any Seller or of the Company to consummate the Transactions. The Company is not a party to any Contract in the nature of a non-competition agreement that restricts the Company's ability to conduct its business beyond the risk and limitations normally incurred in the ordinary course of its business except as in SCHEDULE 4.6. In furtherance of the foregoing and not in limitation thereof, except for standard restrictions typical in the industry under teaming agreements or subcontracts, the Company is not restricted by Contract (a) from soliciting or hiring any employee of any Person, or (b) from competing with any Person.

        4.7 THIRD-PARTY OPTIONS. Except as set forth in SCHEDULE 4.7, there are no existing Contracts, options, commitments or rights with, to or in any third party to acquire any equity interest in the business of the Company, or a material portion of its Assets.

        4.8    FINANCIAL STATEMENTS; BOOKS OF ACCOUNT.

               (a) Attached in SCHEDULE 4.8 are:

                      (i) the balance sheets of the Company as of June 30, 2005, 2004, and 2003, as reviewed by the independent certified public accountants for the Company, the related statements of income, changes in Stockholders' equity and cash flows for the 12-month periods then ended, and the accompanying independent certified public accountants' reports (together, the "Annual Financial Statements"),

                      (ii) the Company-prepared balance sheet of the Company (the "Reference Balance Sheet") as of January 31, 2006 (the "Reference Balance Sheet Date"), and

                      (iii) the Company-prepared Leased Store Projection 6-30-06 (the "Leased Store Projections").

               (b) Upon delivery of this Agreement duly executed by the Sellers, the Company will deliver to Buyer (i) the quarterly income statements (and year-to-date if prepared with a year-to-date presentation) for each Leased Store and Private Store operated by the Company for each calendar quarter during the period from July 1, 2003 (ending September 30, 2003), to December 31, 2005, respectively, and (ii) Company prepared sales reports for each Leased Store and Private Store for each month during the same period (which collectively, together with the sales report for each Leased Store and Private Store to be delivered to Buyer for March, 2006, are collectively referred to as the "Income Statements", and the Income Statements and the Annual Financial Statements are collectively referred to as the "Financial Statements").

               (c) The Annual Financial Statements fairly present the financial position, assets, liabilities and results of operations for the periods covered thereby, and the changes in Stockholders' equity and cash flows of the Company at the dates and for the periods covered, in conformity with GAAP (except with respect to the items set forth on SCHEDULE 4.8(C)), consistently applied. The Income Statements fairly present the income, expense and results of operations of each such Leased Store and Private Store for the period covered thereby, consistently applied.

               (d) The books of account of the Company fairly reflect (a) all transactions relating to the Company other than the Secondary Transaction and
(b) all items of income and expense, assets and liabilities relating to the Company, in all material respects. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Company. The Financial Statements have been prepared from such books and records and books of account of the Company. The Annual Financial Statements do not contain any items of a special or non-recurring nature except as expressly stated in the Annual Financial Statements.

               (e) The Leased Store Projections were prepared in good faith by the Company and are, and will be, based on accounting principles consistently applied with past practices of the Company.

        4.9    TAXES.

               (a) Except as disclosed on SCHEDULE 4.9, the Company has timely filed all Tax Returns that it was required to file and all such Tax Returns were true, correct and complete in all material respects. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, whereby the Company failed to file said Tax Returns after such claim was made.

               (b) Except as disclosed on SCHEDULE 4.9, Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

               (c) Intentionally omitted.

               (d) To the Management Groups' Knowledge, there are no ongoing, notified or announced examinations or claims against the Company for Taxes. No notice of any audit, examination, request for information or questionnaire or claim for Taxes, whether pending or threatened, has been received with respect to any ongoing examination. No audits for Taxes by any Governmental Authority have been completed in the last six years except as disclosed on SCHEDULE 4.9, and the Company has not requested or entered into any agreement with any Governmental Authority to extend the (statutory) limitation period for the collection or assessment of Taxes.

               (e) The Company has timely and correctly withheld and paid over to the proper authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

               (f) There are (and as of immediately following the Closing there will be) no Liens other than Permitted Liens on the Assets of the Company relating to or attributable to Taxes.

               (g) Except as set forth on SCHEDULE 4.9, to the Management Groups' Knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the Assets of the Company.

               (h) Except as set forth in SCHEDULE 4.9 and the specific indemnification provisions of Section 10.1(a)(v), there are no Contracts, and during the prior eight (8) years there have been no Contracts, covering any employee, independent contractor, or director, or any former employee, former independent contractor or former director of the Company that, individually or collectively, could give rise to any payment to such Person (or portion thereof) for which a tax deduction has been claimed or will be claimed that would not be deductible under the Code.

               (i) The Company is not, and has not been at any time, a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and the Company has not assumed the Tax liability of any other Person under any Contract, and the Company is not a party to any joint venture, partnership, contract or other arrangement which is treated (or is likely to be treated) as a partnership for U.S. federal income Tax purposes.

               (j) The Company (i) has not been a member of an affiliated group of corporations filing a consolidated income tax return or had any liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), and (ii) other than withholding obligations, has no liability for Taxes of any Person or other taxpayer under the Code or otherwise (or any similar provision of federal, state, local or foreign law), as a transferee or successor, or otherwise.

               (k) Except as set forth on SCHEDULE 4.9 or any item triggered in conjunction with Buyer electing to treat the Company as part of a consolidated group, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date or (iv) position on a Tax Return that could give rise to a penalty under the Code or otherwise. The Company has not engaged in any act which could result in the determination that the conformity requirement for the last-in, first-out inventory method pursuant to Treas. Reg. section 1.472-2(e) has been violated.

               (l) Payment of the Purchase Price is not subject to the tax withholding provisions of Code section 3406, or of subchapter A of Chapter 3 of the Code or any other provision of law.

               (m) Except as set forth on SCHEDULE 4.9(M), there are no Tax rulings issued to the Company or ESOP, requests for rulings made by the Company or ESOP or closing agreements with any Governmental Authority with respect to which the Company or ESOP is a party.

               (n) The Company has disclosed on its Federal income Tax Returns all positions taken that would reasonably be expected to result in any "substantial understatement of federal income tax" within the meaning of Section 6662 of the Code, failure of which could result in a Material Adverse Effect.

               (o) No power of attorney with respect to any matter relating to Taxes of the Company will be in effect after the Closing Date.

               (p) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. The stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code.

        4.10 LIABILITIES AND OBLIGATIONS. The Company has no material liabilities or obligations of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, including federal or state Taxes, which are not reflected, reserved against, or given affect to, in the Annual Financial Statements except: (i) those disclosed specifically in SCHEDULE 4.10, and (ii) liabilities and obligations reasonably incurred in the ordinary course of the business of the Company between June 30, 2005, and the Agreement Date. To the Management Group's Knowledge, there is no basis for assertion against the Company of any material liabilities or obligations not reflected, reserved against or given effect to in the Annual Financial Statements or on SCHEDULE
4.10 except for liabilities and obligations described in clause (ii) of this
Section 4.10, and the Management Group shall disclose all such liabilities or obligations to Buyer or Buyer's representatives preparing the Closing Balance Sheet.

        4.11 ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 4.11, all Accounts Receivable reflected on the June 30, 2005, Annual Financial Statements and all Accounts Receivable arising since the June 30, 2005, constitute bona fide, valid, binding and collectable except to the extent of any allowance or reserve for doubtful accounts, claims arising in the ordinary course of business out of arms length transactions with third parties unrelated to the Sellers. To the Management Group's Knowledge, there is no circumstance or condition (including the Transactions), which after the Closing would result in an increase in uncollectable Accounts Receivables or pattern materially inconsistent with historical experience with regards to cancellations by such customers or uncollectable or doubtful account expenses.

        4.12 TANGIBLE ASSETS. The Company has good and marketable title to the tangible assets reflected as owned in its books and records, including those shown on the June 30, 2005 Annual Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, (the "Tangible Assets"). The Management Group makes no representation or warranty with respect to the physical condition of the Tangible Assets and all other tangible assets validly leased by the Company and all such items being "AS-IS WHERE-IS" for all purposes under this Agreement. The Tangible Assets and other tangible assets validly leased by the Company are all of the tangible assets materially necessary to conduct the business of the Company in the same manner as currently conducted. No Person other than the Company owns any vehicles, equipment or other tangible assets or properties situated on the Company's premises or which are necessary to the operation of the Company's business as currently conducted, except for (i) leased items disclosed on the Schedules hereto, (ii) items of immaterial value, and (iii) items owned by Matthews and used in conjunction with Affiliate services provided to the Company and disclosed in the Schedules hereto.

        4.13 INVENTORY. The inventory of the Company reflected in the June 30, 2005 Annual Financial Statements and to be reflected in the Closing Balance Sheet, and the inventory acquired since June 30, 2005, consists of items of quantity and quality which are usable and salable in the ordinary course of the business of the Company, as conducted by the Company, in all material respects. All inventories are valued on the June 30, 2005 Annual Financial Statements at the lower of cost, applied on a last-in-first-out basis, or market.

        4.14 AFFILIATE TRANSACTIONS. SCHEDULE 4.14 lists all material agreements, arrangements and understandings between the Company on one hand, and a Seller or Affiliate of a Seller, on the other hand. The Company has delivered true and correct copies of each such written agreement and a written summary of each oral agreement, arrangement or understanding.

        4.15   REAL PROPERTY.

               (a) SCHEDULE 4.15 lists all real property (including improvements located thereon and appurtenances thereto) (the "Real Property") leased by the Company, (including the name of the lessor, date of the lease, and term expiry date) and any other agreements with respect to the occupancy of real property to which the Company is a party other than Leased Store Contracts. The Company owns no Real Property.

               (b) Except as disclosed on SCHEDULE 4.15, to Management Groups' Knowledge, the Company has a valid right to use the Real Property leased by the Company, in accordance with the provisions of the applicable lease, sublease or Leased Store Contract for such leased real property (each, a "Lease") and free of all Liens, except for Permitted Liens. All of the Leases to which the Company is a party are in full force and effect and to Management Group's Knowledge, grant in all material respects the leasehold estates or rights of occupancy or use they purport to grant. To the Management Group's Knowledge, the occupancy by the Company of the Real Property is in compliance with all applicable Laws relating to such occupancy the failure to comply with which would have a Material Adverse Effect. There are no pending or, to the Management Group's Knowledge, threatened, condemnation proceedings or other Litigation with respect to the Real Property. There are no existing defaults on the part of the Company or, to the Management Group's Knowledge, any other party under any Lease to which the Company is a party, and no event has occurred which, with notice, lapse of time or both, would constitute a default on the part of the Company or, to the Management Group's Knowledge, any other party under any such Lease. The Management Group has made available to the Buyer an accurate and complete copy of every such Lease.

        4.16   INTELLECTUAL PROPERTY RIGHTS.

               (a) SCHEDULE 4.16 sets forth a true and complete list of the material Company Intellectual Property Rights (other than Trade Secrets and other confidential information), and with respect to each item, whether it is owned, licensed or used by the Company or a third party.

               (b) To Management Groups' Actual Knowledge, all of the Company common law trademarks and trade names are valid, enforceable and subsisting, there are no grounds for expiration, nullity or voidability of such Company Intellectual Property Rights, and the Company is in compliance with all material formal legal requirements.

               (c) Except as set forth in SCHEDULE 4.16, the Company either directly or indirectly owns, possesses or licenses adequate and enforceable fully paid licenses or other rights to use, free and clear of any Liens other than Permitted Liens and obligations to comply with the terms contained in any such license arrangement, all Company Software. Such Intellectual Property Rights include all intellectual property rights necessary to carry out the Company's activities, as currently conducted, without interruption or disruption. Except as disclosed on SCHEDULE 4.16, the Transactions will not result in any increase of any royalty, revenue share or license fees or the payment of any other fee with respect to any Company Intellectual Property Rights. Except as disclosed on SCHEDULE 4.16, no Company Intellectual Property Rights terminate or may terminate as a result of the Transactions, and no Contract relating to Company Intellectual Property Rights requires the approval of or notice to any third party of the Transactions.

               (d) Except as set forth in SCHEDULE 4.16, none of the products or services sold by the Company and none of the business or activities conducted by the Company infringes, violates or constitutes a misappropriation of, any Intellectual Property Rights of any third party, and the Company has not received any claim alleging such an infringement, violation or misappropriation. Within the last five years, no claim or notice has been received by the Company
(i) challenging the validity, effectiveness or, other than with respect to the Company Intellectual Property Rights licensed from a third party, ownership by the Company of any Company Intellectual Property Rights or (ii) alleging any infringement, violation or misappropriation by the Company of any Intellectual Property Rights of any third party, nor to the Management Group's Knowledge, are there any valid grounds for any bona fide claim of any such kind.

               (e) To the Management Group's Knowledge, there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property Rights developed by the Company by any Person.

               (f) Intentionally omitted.

               (g) To the Management Group's Knowledge, no employee of the Company is a party to any agreement, other than as contemplated by a Leased Store Contract disclosed in SCHEDULE 4.16(G) with a third party that restricts or limits in any way the scope or type of work in which such individuals may be engaged, or requires the individual to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

        4.17   CONTRACTS; CUSTOMERS AND SUPPLIERS.

               (a) SCHEDULE 4.17 sets forth an accurate and complete list of all of the following to which the Company is a party and, except with respect to clause (ii), which bind the Company or under which the Company has rights (the "Scheduled Contracts"):

                      (i) Leased Store Contracts.

                      (ii) Pending Bids in which the commission payable to the institution is greater than 12% of gross revenues, or if there are more than two pending Bids in which the estimated cost of capital improvements/contributions and payments due to the institution within the first sixty (60) days after the execution of the Contract exceeds $500,000, exclusive of commission payments, then such Bids.

                      (iii) Agreements (or group of related agreements), or commitments for the future purchase of, or payment for, supplies, products or services or the use thereof, with a value, or involving payments by the Company of more than $25,000 per year;

                      (iv) agreements (or group of related agreements) that involve making capital expenditures in excess of $25,000;

                      (v) leases of personal property with an annual base rental obligation of more than $25,000 or a total remaining rental obligation of more than $25,000;

                      (vi) license and/or maintenance agreements for Intellectual Property Rights, and any other agreements granting or restricting the right of the Company to use any of the Company Intellectual Property;

                      (vii) re-sale, co-sale, representative or sales agency Contracts or other similar agreements;

                      (viii) agreements establishing an alliance, teaming agreement, joint venture or partnership;

                      (ix) notes, mortgages, indentures, guarantees or other obligations or agreements or other instruments for or relating to Indebtedness, or other guarantees of the obligations of a third-party;

                      (x) agreements limiting or restraining the Company from engaging or competing in any lines of business with any Person;

                      (xi) agreements that grant exclusive rights or preferred status with respect to the purchase, supply or distribution of products or services; and

                      (xii) other agreements obligating the Company to indemnify a third-party where the potential Liability is greater than $25,000.

               (b) The Company made available and was not prohibited from making available to Buyer accurate and complete copies of all Scheduled Contracts unless the Company was prohibited by Law or conditions of confidentiality and the Company advised Buyer that such an agreement was in existence without a violation of such confidentiality provisions.

               (c) To the Management Group's Knowledge, no party to a Leased Store Contract or supplier (including subcontractors) contemplates early termination of its relationship with the Company, and the Company has not received notice of, nor does the Management Group have Knowledge of, any basis for, any material complaint by any customer of the Company within the last 12 months.

               (d) Except as set forth on SCHEDULE 4.17, all of the Scheduled Contracts are in full force and effect and constitute legal and binding obligations of the Company and the other party thereto, and neither the Company, nor to the Managing Group's Knowledge, any other party, is in material breach of or in default under, and, to the Managing Group's Knowledge, no event has occurred which with notice or lapse of time, or both, would become a material breach of or a default under such Contract.

               (e) As of the Agreement Date, the Marcus Contracts are in full force and effect and constitute legal and binding obligations of the Company and to Management Group's Knowledge, either or both of John Marcus and Helen Sue Marcus, and neither the Company nor, to Management Groups' Knowledge, Matthews, is in breach or in default under, and no event has occurred which with notice or lapse of time, or both, would become a breach of or a default by the Company, or to Management Groups' Knowledge, by Matthews, under such Contract.

        4.18 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 4.18, the Company is in material compliance with all Environmental Laws applicable to it. The Company has not used, released, transported, treated or disposed of any Hazardous Material in violation of Environmental Laws, nor has the Company arranged for the release, storage, transportation, treatment or disposal of any Hazardous Material, except in such amounts or such a manner that would not reasonably be expected to trigger the need for investigation and/or remediation under Environmental Laws. There is no pending, active or, to the Management Group's Knowledge, threatened Litigation, including but not limited to, notices of violation, orders or directives for the implementation of environmental response actions or claims for recovery of environmental response costs, against the Company arising from or relating to any Environmental Conditions.

        4.19 BOOKS AND RECORDS. The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 6001 of the Code. Complete and accurate copies, as of the date hereof, of the articles of incorporation and by-laws of the Company, and all minute books and stock ledgers of the Company, have been made available to Buyer for review. To Management Group's Knowledge, the minute books of the Company contain accurate and complete records of all annual meetings held of, and corporate action taken by, the shareholders, board of directors and committees of the board of directors of the Company in all material respects.

        4.20   COMPLIANCE WITH LAW AND COURT ORDERS.

               (a) To Management Groups' Knowledge, the Company is, and at all times has been, in compliance in all material respects with all Laws applicable to its business or to the conduct or operation of its business or the ownership or use of any of its Assets whereby a failure to comply would have a Material Adverse Effect. To the Management Group's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Other than as disclosed in SCHEDULE 4.20, the Company has not received, at any time since July 1, 2002, any written notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (b) To Management Groups' Knowledge, the Company holds, owns or possesses all Licenses that are required to conduct its business as currently conducted and which are set forth on SCHEDULE 4.20, the failure to hold, own or possess might cause a Material Adverse Effect. The Licenses are valid and in full force and effect, and the Company is in compliance in all material respects with its obligations under such Licenses. The Company has not received any written notice of any breach of such Licenses and to the Management Group's Knowledge, no circumstances exist whereby any such notice may be served. The Company is not subject to any Court Orders, the terms of which have not previously been satisfied.

               (c) To Management Groups' Knowledge, the Company is, and has been, in compliance with all of the material terms and requirements of each License identified or required to be identified in SCHEDULE 4.20. No event has occurred or circumstance exists that is likely to (with or without notice or lapse of time) (i) constitute or result in a violation of or a failure to comply with any material term or requirement of any License listed or required to be listed in SCHEDULE 4.20 or (ii) result in the revocation, withdrawal, suspension, cancellation or termination of, or any materially adverse modification to, any License listed or required to be listed in SCHEDULE 4.20. The Company has not received, at any time since July 1, 2002, any written notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential material violation of or material failure to comply with any term or requirement of any License or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or materially adverse modification to any License. All applications required to have been filed for the renewal of the Licenses listed or required to be listed in
SCHEDULE 4.20 have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis with the appropriate Governmental Authorities.

        4.21. CLAIMS. Except as set forth on SCHEDULE 4.21, there is no Litigation pending or, to the Management Group's Knowledge, threatened against the Company or the Assets; there is no dispute or disagreement pending or threatened in writing between the Company and any of its customers (including prime contractors and any higher-tier subcontractors) or suppliers (including subcontractors); and to the Management Group's Knowledge, no event has occurred, and no claim has been asserted, that is likely to result in Litigation against the Company or the Assets.

        4.22 INSURANCE. SCHEDULE 4.22 contains a complete and accurate list of all existing insurance policies maintained by or for the benefit of the Company (the "Company Insurance"). Correct and complete copies of all of the Company Insurance have been made available to Buyer. The Company Insurance is in full force and effect, in commercially reasonable amounts, is underwritten with creditworthy insurance companies, and provides coverage currently required by applicable Laws and by any Contracts to which the Company is a party. The Company is not in default under any Company Insurance nor has the Company failed to give notice or present any material claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or non-renewal of any such coverage has been received with respect to any Company Insurance.

        4.23   LABOR MATTERS.

               (a) The Company has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Company's employees with respect to their employment by the Company. To the Managing Group's Knowledge, no organizational effort is currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the Management Group's Knowledge, threatened against the Company. No labor agreement restricts the Company from relocating, closing or terminating any of its operations or facilities or any portion thereof.

               (b) Except as disclosed on SCHEDULE 4.23, the Company (i) is and has been in compliance in all material respects with all applicable Laws regarding employment and employment practices and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers' compensation and is not engaged in any unfair labor practices, (ii) has no unfair labor practice charges or complaints or other charges pending or, to the Management Group's Knowledge, threatened against it before any Governmental Authority, (iii) has no employment grievances or claims relating to termination of employment pending or any other employment related matter, to the Management Group's Knowledge, threatened against it, and (iv) has no charges pending before agencies of any province or locality responsible for the prevention of unlawful employment practices.

               (c) All agreements and settlements with former employees have been prepared and performed in accordance with all applicable Laws and those agreements and/or settlements have been executed properly. Except as disclosed on SCHEDULE 4.23, no former employee is entitled to any further or additional compensation other than the amounts and/or benefits as mentioned in the agreement and/or settlement. The Company has provided Buyer with correct and complete copies of all such agreements and settlement documents, which have not yet been entirely executed.

        4.24   EMPLOYEE BENEFIT PLANS.

               (a) SCHEDULE 4.24 contains a list of all Benefit Plans of the Company. The Company has not adopted or amended in any material respect any Benefit Plan since the June 30, 2005 Annual Financial Statement. The Company has no liability with respect to any benefit plans or arrangements to provide any type of employee benefit or compensation or perquisite (other than ongoing liability payable in the ordinary course of business) other than under the Benefit Plans.

               (b) With respect to each Benefit Plan, the Company has made available to Buyer true, complete and correct copies, where applicable and to the extent that they exist as of the date of this Agreement, of (i) the current plan document or agreement, (ii) the two most recent annual reports on Form 5500 filed with the Department of Labor, (iii) the most recent actuarial reports,
(iv) the most recent summary plan description, (v) the most recent determination letter issued by the Internal Revenue Service, if applicable, (vi) the two most recent audited financial reports concerning such Benefit Plans, if applicable, and any trusts related thereto, and (vii) the appraisals conducted for the ESOP with respect to the value of the Company and the Shares.

               (c) With respect to each Benefit Plan, there has occurred no transaction or breach of any fiduciary duty that will likely result in any material liability, direct or indirect, for the Company or any shareholder, officer, director or employee of the Company or for the Benefit Plan or any fiduciary, agent or representative of such Benefit Plan. There are no ERISA Affiliates, other than as disclosed in SCHEDULE 4.24. The Company has not at any time during the five-year period preceding the date hereof contributed to any Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintained any Benefit Plan that is subject to Title IV of ERISA or
Section 412 of the Code.

               (d) There is no pending dispute, arbitration, claim, suit or grievance involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan). No Benefit Plan is currently under audit or examination (nor has notice been received of a potential audit or examination) by any tax authority, social security administration or other Governmental Authority. The Company has not incurred any Liability for any excise, income or other taxes or penalties with respect to any Benefit Plan, other than those incurred in the ordinary operation of such Plans and, to the Managing Group's Knowledge, no event has occurred and no circumstance exists or has existed that is likely to give rise to any such Liability.

               (e) Except as set forth on SCHEDULE 4.24, each Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including without limiting the foregoing, the timely filing of all required reports, documents and notices. All contributions required to be made by the Company to, or under the terms of any Benefit Plan have been timely made or, if not yet due, the Company has made adequate reserves for such contributions.

               (f) Except as disclosed on SCHEDULE 4.24, the Company does not
(i) maintain or contribute to any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any current or former employee of the Company upon or after his or her retirement or termination of employment, except as may be required by
Section 4980B of the Code or Title I, subtitle B, part 6 of ERISA; and (ii) has never represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon or after their retirement or termination of employment, except to the extent required by Section 4980B of the Code or Title I, subtitle B, part 6 of ERISA.

               (g) Except for the actions contemplated by Section 7.11 of this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute any event under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Benefit Plan. No payment or benefit agreed to by the Company that has been, will be or may be made by the Company with respect to any current or former employee is an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

               (h) Except for the actions contemplated by Section 7.11, the Company (i) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to its employees; (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing other than as a result of normal payroll cycles; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for its current or former employees.

        4.25   EMPLOYEES/INDEPENDENT CONTRACTORS.

               (a) After the Agreement Date, the Company agrees to provide to Buyer a complete and accurate list of all of the employees of the Company with relevant details concerning their employment with the Company, as the case may be, including their full names, function or job titles, hire dates, full or part-time status, details of any current leave of absence, current annual salaries, incentive compensation, most recent bonuses and other compensation, and the location(s) at which the employee provides services.

               (b) The Company has made available to Buyer complete and accurate copies of all standard documents relating to employees such as noncompetition, nonsolicitation and no hire agreements, confidentiality agreements, and Company manuals and handbooks.

               (c) To the Management Group's Knowledge, all independent contractors of the Company (and any other independent contractor or consultant who previously rendered services for the Company within the last 3 years) have been, and currently are, properly classified by the Company, as the case may be, as independent contractors and such classifications satisfy and have at all times satisfied the requirements of applicable Law, and all such independent contractors have been and currently are legally, properly and appropriately treated as non-employees for all Tax purposes, the Company has fully and accurately reported their compensation on the Tax forms when required to do so, and the Company has not and never has had any obligation to provide benefits with respect to such Persons under the Benefit Plans or otherwise who was not an employee of the Company at such time. Other than as disclosed in SCHEDULE 4.25, there has been no determination, inquiry or audit by any Governmental Authority that any such independent contractor constitutes an employee of the Company or that could otherwise result in the Company incurring a Liability arising from such a determination.

               (d) The Company has not paid nor is obligated to pay any retention or change in control bonuses.

        4.26 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 4.26, since June 30, 2005, the Company has conducted its business only in the ordinary course consistent with past practices and there has not been:

               (a) any matter that has resulted in or is reasonably likely to result in a Material Adverse Change;

               (b) the imposition of any Lien other than Permitted Liens on any Assets;

               (c) any change in any method of accounting or accounting practice used by the Company, other than changes required by GAAP;

               (d) any increase in the compensation payable or to become payable to any employee, or any compensation bonuses paid or agreed to be paid to any employee, in either case except in the ordinary course of business, or entry into any employment, severance or similar contract with any of its employees, other than in the ordinary course of business;

               (e) adoption of, amendment to, or increase in the payments to or benefits under, any Benefit Plan;

               (f) any sale, assignment, transfer or other disposition of Assets, or any additions to or transactions involving any Assets, other than sales of inventory made in the ordinary course of business consistent with past practices, and any other such transactions in the ordinary course of business;

               (g) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which the Company is a party, or
(ii) any Contract or transaction involving a total remaining commitment by the Company of at least $25,000;

               (h) any waiver or release of any claim or right or cancellation of any debt held;

               (i) any declaration or payment of any dividend or other distribution on its share capital;

               (j) any capital expenditures incurred or capital leases entered into which would be booked in excess of $75,000 per location; or

               (k) any incurrence of any Indebtedness outside the OCB or any loans made to any third party.

        4.27 ADDITIONAL INFORMATION. SCHEDULE 4.27 contains accurate lists and summary descriptions of the following:

               (a) the names of all present directors and officers of the Company; none of said directors or officers, and no former director or officer of the Company, has any claim whatsoever against the Company, all for the period after January 1, 2000, other than as described in a schedule to this Agreement.

               (b) the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

               (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

               (d) the names of all Persons holding powers of attorney from the Company, and the nature of such powers; and

               (e) all names under which the Company has conducted any business or which it has otherwise used in the past 5 years.

        4.28 BROKER'S OR FINDER'S FEE. No agent, broker, person or firm acting on behalf of the Company, is or will be entitled to any commission or broker's or finder's fees the cost of which would be borne in whole or in part by the Company, in connection with this Agreement or any of the Transactions.

        4.29 COMPETING INTERESTS. Except as set forth on SCHEDULE 4.29 and for the ownership of less than one percent (1%) of the capital stock or other securities of one or more public companies, to the Management Groups' Knowledge, neither the Company nor any Seller nor any director or officer of the Company, nor any Senior Regional Manager or Regional Manager or immediate family member of any of the foregoing (a) owns, directly or indirectly, an interest in any Person that is a competitor or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any Scheduled Contract or other business relationship or arrangement. For the purposes of this
Section 4.29, any Person who owns an interest in the Company solely through participation in the ESOP, and the immediate family members of such Person, shall not be considered to be a "Seller".

        4.30 EXCLUSIVITY. Since February 7, 2006, neither the Company, nor to the Management Group's Knowledge, any Seller, has initiated, solicited, or encouraged (including by way of furnishing information or assistance), or taken any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or entered into discussions or negotiated with any Person in furtherance of such inquiries, or endorsed or agreed to endorse any Competing Transaction, or authorized or permitted any of the officers, directors, managers or employees of the Company or any investment banker, financial advisor, attorney, accountant, or other representative retained by a Seller or the Company, or any of its Affiliates, or, to the Management Group's Knowledge, a Seller, or their Affiliates, to take any such action.

        4.31 REGULATED PAYMENTS. No director, officer, agent, or employee of the Company, nor, to Management Groups' Knowledge, any Affiliate of any of the foregoing has:

               (a) in connection with any business obtained or retained by the Company, and in violation of any Law, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) to:

                      (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or non-government owned);

                      (ii) any political party or official thereof;

                      (iii) any candidate for political or political party office; or

                      (iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

               (b) The Company maintains a system of internal accounting controls adequate to insure that the Company maintains no off-the-books accounts and that the Assets are used only in accordance with the Company's management directives.

        4.32   NO MISREPRESENTATIONS. No representation or warranty in this
Article 4 or in any Schedule attached hereto or in any certificate or Transaction Document delivered by or on behalf of the Company hereunder contains any untrue statement or omission of a material fact which would cause the general interpretation of the statements to be misleading.

        4.33 AVAILABILITY OF DOCUMENTS. Except as set forth on SCHEDULE 4.33, copies of all Company-related documents referred to on the Schedules have been delivered or made available to Buyer or its representatives, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder. All representations and warranties by the Management Group hereunder are made from knowledge acquired in their capacities as an individual, shareholder, officer, director, employee and any other relationship of such individual to the Company.

5. REPRESENTATIONS AND WARRANTIES OF EACH SELLER. Each Seller as to himself, herself, or itself represents and warrants to Buyer as follows:

        5.1    CAPITALIZATION; OWNERSHIP OF SHARES.

               (a) Such Seller owns the Existing Shares, and at the Closing will own the Closing Shares, free and clear of any Liens except as set forth on
SCHEDULE 4.2(B). Upon the sale of the Shares to Buyer at the Closing, Buyer will acquire the entire legal and beneficial interest to such Seller's Closing Shares free and clear of all Liens.

               (b) Except as listed in SCHEDULE 4.2(B) and except for the Secondary Transaction, (i) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character exist to purchase or otherwise acquire from such Seller, at any time, or upon the happening of any stated event, any securities of the Company, whether or not presently issued or outstanding; and (ii) no Contracts, subscriptions, options, warrants, calls, commitments or rights exist to purchase or otherwise acquire from such Seller any securities convertible or exchangeable into or for capital stock or other securities of the Company.

        5.2 AUTHORITY AND BINDING EFFECT. Such Seller has the full capacity, power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to be executed by him, her or it, to consummate the Transactions, and subject to EXHIBIT B, has taken all actions necessary to secure all approvals applicable to such Seller required in connection therewith. The execution and delivery of this Agreement and the consummation of the Transactions by such Seller will not contravene or violate the articles of incorporation or by-laws, partnership agreement, or the indenture of trust of any such Seller, as applicable. This Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of each such Seller who is party thereto, enforceable against such Seller in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium, equitable principles, or other similar laws of general application relating to or affecting the enforcement of creditor's rights.

        5.3 VALIDITY OF TRANSACTIONS; CONSENTS. Neither the execution and delivery of this Agreement by such Seller, nor the consummation of the Transactions (i) will, to the knowledge of such Seller, contravene or violate any Law or Court Order which is applicable to such Seller, (ii) will, subject to obtaining the consents, giving the notices or making the payments listed on
SCHEDULE 5.3 or referred to in EXHIBIT B, result in a Default under, or require the consent or approval of or prior notice to any party to, or require a payment to any party to, any Contract to or by which such Seller is a party or otherwise bound or affected.

        5.4 RESTRICTIONS. Such Seller is not subject to any Court Order that affects or restricts the ability of such Seller to consummate the Transactions.

        5.5 BROKER'S OR FINDER'S FEE. No agent, broker, person or firm acting on behalf of such Seller is or will be entitled to any commission or broker's or finder's fees the cost of which would be borne in whole or in part by the Company in connection with this Agreement or any of the Transactions.

        5.6 COMPETING INTERESTS. Except as set forth on SCHEDULE 5.6 and for the ownership of less than one percent (1%) of the capital stock or other securities of one or more public companies, neither such Seller nor, to such Seller's Knowledge, any of his or her immediate family members, or Affiliates,
(a) owns, directly or indirectly, an interest in any Person that is a competitor or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any Scheduled Contract or other business relationship or arrangement. For the purposes of this Section 5.6, "Seller" shall not include the ESOP or any Person who owns an interest in the Company solely through participation in the ESOP, and the immediate family members of such Person.

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        5.7    REGULATED PAYMENTS. Neither such Seller nor to such Sellers'
Knowledge, any Affiliate of such Seller has (a) used any funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated provision of Law regulating such payments; or
(c) made any other gift, contribution or payment in connection with the business of the Company in violation of any Law.

        5.8 NO MISREPRESENTATIONS. No representation or warranty of such Seller made hereunder or in any Schedule attached hereto or in any certificate or Transaction Document delivered by or on behalf of such Seller hereunder contains any untrue statement or omission of a material fact which would cause the general interpretation of the statements to be misleading.

6. REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer hereby represents and warrants to the Sellers as follows:

        6.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted; to execute, deliver and perform its obligations hereunder; and to consummate the Transactions. The Buyer is qualified to do business in Nebraska and is in good standing in Nebraska.

        6.2 AUTHORITY AND BINDING EFFECT. The execution and delivery of this Agreement and the consummation of the Transactions by the Buyer will not contravene or violate the articles of incorporation or by-laws of the Buyer. The execution and delivery by the Buyer of this Agreement and each Transaction Document to which the Buyer is a party and the performance of its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate action prior to the date of this Agreement. This Agreement constitutes, and the other Transaction Documents to which the Buyer is a party will constitute the legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium, equitable principles, or other similar laws of general application relating to or affecting the enforcement of creditors' rights.

        6.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation of the Transactions (i) will, to the knowledge of the Buyer, contravene or violate any Law or Court Order which is applicable to Buyer, (ii) will result in a Default under, or require the consent or approval of or prior notice to any party to, any Contract to or by which the Buyer is a party or otherwise bound or affected, or (iii) require the Buyer to notify or obtain any License from any Governmental Authority whereby the failure to notify or obtain could have a Material Adverse Effect (substituting the word "Buyer" in the Definition of "Material Adverse Effect" for "Company").

        6.4 ABSENCE OF PROCEEDINGS. There is no Litigation or other proceedings pending nor, to the knowledge of Buyer, are any such proceedings threatened or any investigation of any Governmental Authority pending, against Buyer that could impair Buyer's ability to effect the Closing. The Buyer is not subject to any Court Order that affects or restricts the ability of the Buyer to consummate the Transactions.

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

        6.5 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Buyer is or will be entitled to any commission or broker's or finder's fees the cost of which would be borne in whole or in part by the Buyer, in connection with this Agreement or any of the Transactions.

        6.6 NO MISREPRESENTATIONS. No representation or warranty of Buyer made hereunder or in any Schedule attached hereto or in any certificate, statement, or other document delivered by or on behalf of Buyer hereunder contains any untrue statement or omission of a material fact which would cause the general interpretation of the statements to be misleading. Copies of all Buyer-related documents referred to on the Schedules have been delivered or made available to the Sellers, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

        6.7 SECURITIES COMPLIANCE. Buyer is not acquiring the Post-Closing Shares with a view to distribution or for sale in connection with any distribution thereof within the meaning of the Securities Laws.

7.      PRE- AND POST-CLOSING COVENANTS.

        7.1 ACCESS. From the date of this Agreement to the Closing Date, the Management Group (on behalf of the Company and the ESOP) shall cause the Company to give Buyer and its counsel, accountants and other representatives reasonable access during normal business hours to its premises, and to its employees and representatives at times pre-approved by a representative of the Managment Group, and to furnish to Buyer and its representatives all such additional documents and information as Buyer may from time to time reasonably request, other than any information which would be a violation of Law or a violation of any conditions of confidentiality identified to Buyer.

        7.2 NO SOLICITATION, ETC. From the Agreement Date until the earlier of the Closing or May 31, 2006:

               (a) Except with respect to the Secondary Transaction, each Seller, as to himself, herself or itself and respective Affiliates, directly or indirectly, shall not make, solicit, initiate, consider or encourage submission of proposals or offers from any Persons relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of such Seller's Shares, or any merger or business combination each, a "Competing Transaction". The Management Group shall, and shall cause the Company and its respective Affiliates to, cease immediately and cause to be terminated all contracts, negotiations and communications with third parties other than Matthews with respect to the foregoing, if any, existing on the Agreement Date and shall promptly notify Buyer of each such termination;

               (b) Except with respect to the Secondary Transaction, the Management Group shall cause the Company to avoid, directly or indirectly, making, soliciting, initiating, considering or encouraging submission of proposals or offers from any Persons related to any liquidation, dissolution, recapitalization, merger, consolidation or sale of all or substantially all of the assets of the Company, or the issuance of any equity interest in the Company or any other similar transaction or business combination. The Management Group shall cause the Company to cease immediately and cause to be terminated all contracts, negotiations and communications with third parties other than Matthews with respect to the foregoing, if any, existing on the Agreement Date and shall promptly notify Buyer of each such termination.

               (c) Each of the Sellers, with respect to himself, herself or itself, and the Management Group, with respect to the Company, shall cause their respective Affiliates financial and other advisors and representatives to comply with each of the covenants contained in this Section 7.2.

        7.3 OPERATION OF THE BUSINESS. Except as Buyer shall otherwise consent in writing, such consent to not be unreasonably withheld, conditioned or delayed, between the Agreement Date and the Closing Date, the Management Group shall cause the Company:

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               (a) to conduct its business only in the ordinary course
consistent with past practice;

               (b) except with respect to the Secondary Transaction, to use commercially reasonable efforts ("CRE") to preserve intact its current business organization, to keep available the services of its current contractors, employees, and agents and to use CRE to maintain its relations and good will with suppliers, customers, landlords, employees, agents, and others with whom it has business relationships;

               (c) to use CRE to comply with all applicable Laws, perform all of its obligations and liabilities without default, maintain its corporate existence in good standing in Illinois and its due qualification in good standing in all jurisdictions in which it is so qualified, and maintain all of its books and records in the usual, regular and ordinary manner on a basis consistent with past practices other than due to the short fiscal year arising due to the Transactions;

               (d) except for the actions described on SCHEDULE 7.4 and the Secondary Transaction, not to make any changes to its organizational documents or authorized, issued or outstanding capital stock, (ii) not to grant any options or other rights to acquire, whether directly or contingently, any of its capital stock, (iii) not to declare, set aside or pay any dividend or make any other distribution in respect of its capital stock or directly or indirectly redeem, retire, purchase or otherwise reacquire any of its shares of capital stock, (iv) not to make any distribution to any of the Sellers, and (v) not to sell, rent, lease or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice;

               (e) not to (i) incur any Indebtedness except borrowing on the line of credit and trade credit, (ii) modify the terms of the ESOP Loan, (iii) make any capital expenditures or commitments for capital expenditures or enter into any capital leases in excess of $25,000 in the aggregate, unless in the ordinary course of business or required pursuant to any Leased Store Contract, or (iv) create or suffer to exist any Liens, other than Permitted Liens;

               (f) except with respect to the Secondary Transaction, to use CRE to maintain (i) all of the properties used or useful in its business in good operating condition and repair, ordinary wear and tear excepted and (ii) all insurance covering the Company, its employees and Assets in full force and effect with responsible companies, comparable in amount, scope and coverage to that in effect on the Agreement Date;

               (g) to confer with Buyer concerning operational matters of a material nature, with the exception of any Bids for Leased Store Contracts or pertaining to any Contract or License subject to confidentiality provisions as referred to in Section 4.17(b);

               (h) to otherwise report to Buyer on a regular basis concerning the status of the business, operations, finances, and any compensation increases to any salaried employee of the Company;

               (i) except with respect to the Secondary Transaction, not to (i) hire or terminate any employee earning over $60,000 per year, except in the ordinary course of business consistent with past practice ("OCB"), (ii) enter into or amend any employment contract except in the OCB, (iii) increase the rate of compensation payable or to become payable by it to any employee (except for increases in the OCB), (iv) except in the OCB, accrue or pay to or agree to pay to any of its employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation or (v) amend the terms of any Benefit Plan, except as expressly required by applicable Law and Section 7.11;

               (j) not to amend, terminate, cancel or compromise any material claim of or against the Company, or waive any other rights of substantial value; and

               (k) not to take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.26 would be likely to occur.

        7.4 CERTAIN PRE-CLOSING ACTIONS OF SELLERS AND BUYER. The Management Group and Buyer will each use CRE to complete or cause to be completed the actions described on SCHEDULE 7.4 prior to the Closing, as applicable.

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

        7.5 CONSENTS AND NOTICES. Upon the terms and subject to the conditions of this Agreement, each of the Sellers, as to himself, herself or itself, and Buyer will cooperate and use CRE to cause the Transactions to occur, and to cause all conditions to the performance of the parties hereto that are within his, her, or its respective control to be satisfied, and the Management Group shall use CRE to cause the Company to give, make or obtain all Required Consents prior to the Closing unless both the Company and Buyer otherwise agree in writing; provided, that neither party shall be required to make any commercially unreasonable payment to any third party to secure any such Required Consents.

        7.6 UPDATE OF SCHEDULES. Prior to the Closing, each Seller, as to himself, herself or itself, and the Management Group, with respect to the Company, respectively, shall promptly inform Buyer in writing if any of such Seller's or Company's representations herein or any information provided by such Seller or Company, as applicable, set forth in the Schedules hereto was or has become inaccurate. Prior to the Closing, Buyer shall promptly inform the Sellers and the Management Group in writing if any of Buyer's representations herein was or has become inaccurate; provided that, for purposes of determining whether a breach exists with respect to any of the representations and warranties set forth in this Agreement, any such disclosure will be deemed not to have been disclosed to the other party unless other party otherwise expressly consents in writing.

        7.7 NOTIFICATION OF CERTAIN MATTERS. Each Seller, as to himself, herself or itself will give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event that such Seller believes could cause any of such Seller's representations or warranties, covenants, conditions and agreements set forth in this Agreement to be untrue or inaccurate at any time during the Interim Period, and (b) any failure of such Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Seller hereunder; provided that, for purposes of determining whether a breach or failure to comply with or satisfy exists with respect to any of the representations, warranties, covenants, conditions and agreement set forth in this Agreement, any such disclosure will be deemed not to have been disclosed to Buyer unless Buyer otherwise expressly consents in writing. Buyer will give prompt notice to the Sellers of (a) the occurrence, or failure to occur, of any event that Buyer believes could cause any of Buyer's representations or warranties, covenants, conditions and agreements set forth in this Agreement, to be untrue or inaccurate at any time during the Interim Period, and (b) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer hereunder; provided that, for purposes of determining whether a breach or failure to comply with or satisfy exists with respect to any of the representations, warranties, covenants, conditions and agreement set forth in this Agreement, any such disclosure will be deemed not to have been disclosed to Sellers unless Sellers otherwise expressly consent in writing.

        7.8 FULFILLMENT OF CONDITIONS BY SELLERS. Except for making a press release of the Transaction, each Seller agrees, as to himself, herself or itself, not to take any action that would cause the conditions or the obligations of such Seller or the Company to effect the Transactions and the Transaction Documents not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by such Seller or the Company in this Agreement not to be true and correct as of the Closing. Each Seller, as to himself, herself or itself will take all reasonable steps within such Seller's power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the Transactions that are dependent on the actions of such Seller; provided, however, that no such Seller, or his, her or its Affiliates, or Company will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any business or assets to any Person.

        7.9 FULFILLMENT OF OBLIGATIONS BY BUYER. Except for making a press release of the Transaction, Buyer agrees not to take any action that would cause the conditions or the obligations of the Buyer to effect the Transactions and the Transaction Documents not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Buyer in this Agreement not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Sellers and/or the Company to consummate the Transactions that are dependent on the actions of Buyer; provided, however, that neither Buyer nor any of its Affiliates will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any business or assets to any Person.

        7.10 PUBLICITY. Buyer is subject to regulatory requirements which may require Buyer to disclose this transaction and provide a copy of this Agreement to the United States Securities and Exchange Commission or other federal agencies. Sellers consent that such actions may be taken by Buyer and that such actions will not violate the Confidentiality Agreement or the terms of this Agreement. Buyer and the Management Group will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the announcement promptly after the Agreement Date. Neither Buyer nor the Sellers will issue or make, or allow to have issued or made, any press release or public announcement concerning the announcement of the Transactions without giving the other party a reasonable opportunity to comment on such release or announcement in advance, and any such public announcement will be consistent with applicable Law.

        7.11   CERTAIN BENEFIT PLANS.

        (a) ESOP. On the Closing Date, the ESOP debt to Southwest Bank of St. Louis will be paid in full from the ESOP's Pro Rata Portion of the Closing Payment.

        (b) SPLIT DOLLAR PLANS. The split dollar insurance plans for the members of the Management Group shall be terminated pursuant to the terms of the Employment Agreements attached hereto as EXHIBIT C-1.

        7.12   SALE TO MATTHEWS; SECONDARY TRANSACTION.

        (a) Subject to EXHIBIT B, prior to Closing (intended to be consummated in the short fiscal year ending on or prior to the Closing Date) and without any adjustment to the Purchase Price, the Company will sell, transfer or distribute the assets, obligations and operations of the three (3) private stores operated by the Company that are identified on SCHEDULE 7.12 (the "Private Stores") to Matthews, and Matthews shall assume the liabilities and obligations associated with the Private Stores, and all employees at the Private Stores shall be transferred to employment with Matthews (the "Secondary Transaction").

        (b) Certain of the terms of the Secondary Transaction are set forth on EXHIBIT B, and the documents associated with the Secondary Transaction shall include a legal opinion with respect to matters similar to the opinions set forth on EXHIBIT D for Article 5 representations and warranties applicable to the Matthews Existing Shares, and shall be subject to the prior approval by Buyer, with such approval not to be unreasonably withheld, conditioned or delayed, provided that subject to EXHIBIT B the Company is generally released from liabilities and obligations associated with the Private Stores and the Company is not subject to unreasonable liabilities or obligations after consummation of the Secondary Transaction as determined in the reasonable judgment of Buyer.

        (c) The consideration for the Private Stores shall consist of the Existing Shares owned by Matthews being redeemed by the Company, and cash for the unpaid balance of the sale price for the Private Stores.

        (d) Prior to Closing, the Company shall be permitted to distribute the cash proceeds of such sale as a dividend to the Post-Secondary Transaction Sellers.

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

        (e) Notwithstanding any other provision in this Agreement to the contrary, from and after the closing of the Secondary Transaction, the defined terms in Article 1 which may otherwise include the assets, obligations and operations of the Private Stores, including, without limitation, "Assets," "Liabilities," "Contracts," and "Indebtedness," shall be deemed to be amended to exclude the assets, obligations and operations of the Private Stores which are transferred to and/or assumed by Matthews in the Secondary Transaction.

        (f) Anything contained in this Agreement to the contrary notwithstanding, in the event the Secondary Transaction is not consummated prior to the Closing Date, no party to this Agreement will have any liability whatsoever to any other party, or to any other Person for or relating to the failure of the Company or Matthews to consummate Secondary Transaction, including but not limited to any liability arising under Article 10 of this Agreement. The parties covenant and agree not to pursue any claim or cause of action whatsoever against any other party in connection with or arising out of such failure to consummate the Secondary Transaction. In such case, the Transactions will not occur and this Agreement will terminate without liability to any party.

        7.13   MEDICAL PLAN.

               (a) At least one day prior to Closing, the Company and/or Buyer (as indicated below) shall take the following actions, contingent upon the Closing occurring and contingent upon employees of the Company and their covered dependants being eligible for the medical plan sponsored by Buyer as set forth herein:

               (i) The Company will cause to be adopted, resolutions to transfer sole sponsorship of the Medical Plan to Matthews;

               (ii) The Company shall take steps necessary to adopt a plan identical to the medical plan, solely for the purpose of administering claims incurred prior to Closing, but unpaid as of the Closing;

               (iii) The Company and Buyer shall take steps necessary to adopt the Buyer's medical plan for claims incurred after the Closing; and

               (iv) the Company will cause HIPAA Certificates of Creditable Coverage to be prepared based on coverage ceasing on Closing for each current participant and eligible beneficiary and for each participant who terminated coverage if not previously provided. The Company shall provide copies of such HIPAA Certificates of Creditable Coverage to Buyer at Closing, in addition to providing such certificates to participants and eligible beneficiaries.

               (b) Buyer shall reduce any deductibles for such employees of the Company and their covered dependents by the amount of deductibles that were incurred under the Medical Plan prior to Closing; provided, the employees of the Company provide such information to the plan administrator of Buyer's medical plan within a reasonable period of time in the form of an explanation of benefits (EOB) from the current administrator of the Medical Plan.

               (c) Full-time and three-quarter-time employees of the Company who are regularly scheduled to work an average of 30 hours per week and their covered dependants are immediately eligible to participate in the Buyer's medical plan to the extent that such employee has completed thirty (30) days of consecutive employment with the Company.

               (d) Anything contained in this Section 7.13 to the contrary notwithstanding, Buyer and the Company agree that (i) the Company will remain liable for its obligations under the Medical Plan through the Closing Date with regard to the Company's employees; and (ii) Matthews will have no liabilities or obligations with respect to any medical or health care claim, expense or cost incurred or accrued by employees of the Company following the Closing Date. Matthews will assist in the transition to the new plan at the expense of the Company. If requested, Matthews will use CRE to provide an accounting of the financial obligations of the Company as of a date certain prior to Closing.

        7.14 PAYMENT TO JOHN AND HELEN SUE MARCUS. Post-Secondary Transaction Sellers will cause the Company to pay John Marcus and Helen Sue Marcus the sum of $875,000, less any required withholding of Taxes that must be paid by the Company to the appropriate Governmental Authority, and will also pay all Marcus Payment Taxes, upon Closing and contingent on execution and delivery of EXHIBIT F by all parties to Exhibit F.

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

        7.15 PRISM AGREEMENT. Prior to Closing, Buyer will commence the installation of its PRISM software system and related equipment in the Private Stores and the Leased Contract Stores. If the Transaction is not consummated for any reason, the Company will permit Buyer to remove the PRISM System and equipment from such installations between November 1 and December 15, 2006, and neither party shall have any further liability or obligation to the other with respect thereto.

        7.16 QUALIFIED PLAN CONTRIBUTIONS. The Company shall be permitted to contribute the sum of $300,000 to the ESOP, and to contribute the customary amount of the employer's portion to the Company's Profit Sharing and Savings Plan, and such payments shall be considered to be in the OCB.

        7.17 SHAREHOLDER AGREEMENTS. The Shareholder Agreements will be terminated at Closing.

8.      OTHER AGREEMENTS.

        8.1 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers, and other rights and obligations for certain tax matters:

               (a) APPORTIONMENT OF TAXES BETWEEN PRE-CLOSING AND POST-CLOSING TAX Periods. In order to appropriately apportion any Tax relating to any taxable year or any other period that is treated as a taxable year (a "Tax Period") that includes (but that would not, but for this Section, close on) the Closing Date, the parties hereto will, unless specifically prohibited by applicable Law, elect or cause the Company to elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company, and such Tax Period shall be referred to herein as a "Pre-Closing Tax Period" for purposes of this Agreement. In furtherance of the foregoing, Buyer and Sellers agree to calculate the tax liability for the Pre-Closing Tax Period as if the tax year had ended or changed, including having a short tax year and applying short tax year rules, including short year depreciation, to the calculation and allocation of tax to the Pre-Closing Tax Period.

               (b) PREPARATION AND FILING OF TAX RETURNS. The Company shall be responsible for the preparation and filing of all of the Company's Federal, state and local income Tax Returns due following the Closing, as of the Closing Date. Such returns shall be prepared by the Buyer's public accounting firm, and submitted for review and approval by the Post-Secondary Transaction Sellers, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer has the right to timely file the returns with or without the consent or approval of Post-Secondary Transaction Sellers. Tax professional fees to prepare the Tax Returns and any Tax Liability, subject to Sellers' obligations with respect to any Tax Liability in excess of $1,600,000, with respect thereto will be paid solely by the Company post-Closing, and such fees will not be considered a Seller Transaction Cost or otherwise create any Closing adjustment or Purchase Price Adjustment or other obligation for the Sellers other than expressly provided to the contrary in this Agreement.

               (c) COOPERATION. To the extent capable, the Management Group (so long as reimbursed by Company for any out-of-pocket costs and expense) and the Buyer shall, and shall cause the Company to, provide each other, as promptly as practicable, with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Return, any Tax audit or other examination by any Governmental Authority, or any judicial or administrative proceedings related to liability for Taxes. The Management Group (so long as reimbursed by Company for any out-of-pocket costs and expense) and Buyer shall, and shall cause the Company to, retain and provide each other with any records or information which may be relevant to such preparation, refund claim, audit, examination, proceeding or determination. Such assistance shall include providing copies of any relevant Tax Returns and supporting work schedules. The Management Group (so long as reimbursed by Company for any out-of-pocket costs and expense) and the Sellers, upon request, shall each use their best efforts to obtain any certificate or other document from any taxing authority, or customer of the Company or any other Person as may be necessary to properly mitigate, reduce or eliminate any Taxes (including related interest and penalties) that would otherwise be imposed with respect to the Company or the Transactions.

               (d) TAX SHARING AGREEMENTS. Any and all Tax (or similar) agreements, arrangements or undertaking among the Sellers or their Affiliates and the Company that relate to any liability of the Company for the Taxes of the Sellers shall terminate as of the Closing Date and any rights or obligations resulting from such agreements shall be eliminated as of the Closing Date.

               (e) NOTICE OF AUDIT. If, in connection with any examination, investigation, audit or other proceeding concerning any Tax Return covering the operations of the Company for any Pre-Closing Tax Period, any Governmental Authority issues to any of the parties hereto or the Company a notice of deficiency, a proposed adjustment, an assertion of claim or a demand concerning the Tax Period covered by such Tax Return, the recipient shall notify the other party that it has received the same within 10 calendar days of its receipt.

               (f) AUDITS CONTROLLED BY BUYER. The Buyer shall have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency, proposed adjustment or assertion of claim or demand in connection with any such examination, investigation, audit or other proceeding of any Tax Return of the Buyer or the Company for Post-Closing Tax Periods at Buyer's sole cost and expense; provided, however, Buyer shall not have any right to any indemnification under Article 10 or other recovery against Sellers with respect to such Tax matter unless Buyer complies with the terms of
Article 10. With respect to any such activities relating to any Pre-Closing Tax Periods of the Company, the Sellers shall be given the opportunity to participate, and no resolution or settlement of any such claim or demand shall be made without the consent of the Sellers' Representative as provided in
Article 10.

               (g) WITHHOLDING. The Sellers shall each provide a certification of non-foreign status containing the information required in Regulation Section 1.1445-2(b)(2) promulgated under the Code and any other forms, certificates or other documents necessary to avoid withholding on any portion of the Purchase Price.

               (h) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation.

               (i) AUDIT PROCEDURES. In the case of any proceeding referenced in subparagraph (f) above with respect to any Pre-Closing Tax Periods of the Company, for which one or more of the Post-Secondary Transaction Sellers is or may be liable pursuant to this Agreement, Buyer shall promptly inform the Post-Secondary Transaction Sellers and shall afford such Sellers, at each such Seller's expense, the opportunity to control the conduct of such proceedings as provided in Article 10. Buyer shall (and shall cause Company and its successors to) execute or cause to be executed powers of attorney or other documents necessary to enable such Sellers to take all actions with respect to such proceedings to the extent such proceedings may affect the amount of Damages (as defined in Article 10) for which such Seller(s) is (are) liable pursuant to this Agreement.

               (j) BUYER ACTIONS. Notwithstanding any other provision of this Agreement to the contrary, no Seller shall have any liability under this Agreement to Buyer or any other Indemnified Buyer Party, for or in connection with any Tax liability incurred by the Company, or any successor of the Company, which results from the Transactions, any election made by Buyer, the Company or any successor in interest under Code Section 338, or any other action taken by Buyer, or by the Company or any successor in interest to Company, after the Closing, including, but not limited to Buyer's election to have the Company included in its consolidated group. Buyer agrees that it shall not permit or cause the filing of any amended Tax Return, or the agreement to any adjustment or assessment with any taxing Governmental Authority with respect to the Company, or any successor, for any Pre-Closing Tax Period or other period which includes any period of time on or prior to the Closing Date, if any Seller may have any liability with respect thereto, either under this Agreement or by operation of Law, without the prior written consent of such Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

        8.2 FURTHER ASSURANCES. Subject to EXHIBIT B, consistent with the terms and conditions hereof, each party hereto will use its commercially reasonable efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the Closing, or as the other party hereto may reasonably request in order to carry out this Agreement and the transactions contemplated hereby. In addition, the parties shall cooperate reasonably with each other in connection with any litigation brought by a third party, audit, inquiry, investigation or similar proceeding with respect to the Company or the Leased Store Contracts and Bids.

        8.3 RETENTION OF EMPLOYEES. Buyer agrees to cause the Company to initially retain substantially all of the employees of the Company following the Closing and to make no material reductions in compensation. This provision is not intended to be a contract or assurance of employment for any employee for any period of time, and there are no third party beneficiaries with respect to this provision. This provision does not apply to the Sellers who execute Employment Agreements in connection with the Transactions.

        8.4 TRAINING OF EMPLOYEES. The parties acknowledge that it may be necessary for Buyer to train Company's employees on various computer systems after the Agreement Date but before Closing in order to ensure a successful transition post-Closing. Buyer has agreed to pay for any and all costs associated with training those employees (or classes of employees) Buyer feels are required to obtain the necessary knowledge, including, but not limited to, airfare, hotel rooms and other reasonable travel expenses incurred in accordance with Company's policies on such expenses; provided, however, that Buyer shall not be responsible for paying any salaries incurred during any training period. Training will only occur on prior notice to the Management Group and at times and places and involving employees agreed to by the Management Group, so as to not unreasonably interfere with the operation of the Company's business.

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

        8.5 POST-CLOSING RETIREMENT PLANS ACTIONS. Subject to Law and the applicable Benefit Plan documents, Buyer agrees to the following: (i) to cause the Company to appoint a successor trustee or trustees of the ESOP Trust and the Profit Sharing and Savings Plan upon the resignation of the present trustees;
(ii) to cause the Company to take appropriate actions to amend the ESOP Trust and Plan to prohibit distributions in the form of employer stock; (iii) to cause the Company to promptly terminate the ESOP Trust and Plan and apply for a determination letter with regard to such termination; (iv) to cause the ESOP Trust and Plan to promptly allow distributions of any assets in the participants' accounts that are not subject to Deferred Consideration Escrow as soon as administratively feasible after receipt of the determination letter with regard to such termination that approves the terminating distributions in more than one installment and over a period of time consistent with payment and distributions under this Agreement; (v) to cause the ESOP Trust and Plan to promptly allow distributions of any assets in the participants' accounts that have not previously been distributed upon receipt by the Trustees of the ESOP Trust of any funds distributed from the Deferred Consideration Escrow, Other Claims Escrow, or otherwise distributed under this Agreement and; (vi) to permit the ESOP action described in Section 11.10. Buyer agrees to cause the Company to pay the costs involved in termination of the ESOP Trust and Plan which would constitute a prohibited transaction under Section 406 of ERISA if paid by the ESOP Trust.

9.      CONDITIONS TO CLOSING.

        9.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by Buyer and the Sellers, at or prior to the Closing, of the condition that no statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or restricts the consummation of the Transactions.

        9.2 CONDITIONS TO OBLIGATIONS OF BUYER. Subject to anything contained in
Section 3.3 to the contrary, the obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

               (a) The Sellers and the Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the Closing.

               (b) The representations and warranties of the Management Group and Sellers in Articles 4 and 5 of this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case, at and as of the Agreement Date and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty that is qualified as to materiality shall be true and correct as of the date specified, and any representation or warranty not so qualified shall be true and correct in all material respects, as of such date).

               (c) Buyer shall have received from the Management Group and each of the Post-Secondary Transaction Sellers, severally and not jointly, a certificate signed by the Management Group, or such Post-Secondary Transaction Seller, respectively, as to the Management Group's and such Post-Secondary Transaction Seller's compliance with the conditions set forth in paragraphs (a) and (b) of this Section 9.2, as to the Management Group and such Post-Secondary Transaction Seller, as applicable.

               (d) For each creditor identified on any UCC or other Lien search performed by Buyer and provided to the Management Group and/or SCHEDULE 4.10, either a release of the Lien or a payoff letter from such creditor indicating that upon receipt of payment of a sum certain, it will terminate and release its Lien. All Liens on the Assets or the Shares, other than Liens on Assets identified on SCHEDULE 9.2(D) to remain after Closing and the Permitted Liens, will have been released and the Management Group will have delivered to Buyer UCC-3 termination statements or other releases reasonably satisfactory to Buyer to evidence such releases.

               (e) The Company shall not have any material Indebtedness other than the ESOP Loan and any Indebtedness reflected or footnoted on the Reference Balance Sheet or as identified on SCHEDULE 9.2(E), and since February 8, 2006, the Company shall not have incurred any Indebtedness, other than accounts payable incurred in the ordinary course of business and operating line of credit transactions with respect to the Company's business, without the approval of Buyer.

               (f) All Indebtedness of any Seller and the employees to the Company shall have been fully paid prior to the Closing, and all related party accounts involving the Company and its Affiliates that are set forth on SCHEDULE 9.2(F) shall have been settled and satisfied. For purposes of clarification, borrowing on Company's line of credit to pay outstanding amounts owed to Company's Affiliates shall not be considered as Material Adverse Change.

               (g) Between June 30, 2005, and the Closing, no Material Adverse Change shall have occurred with respect to the business taken as a whole; provided that the following shall not be considered a Material Adverse Change with respect to the business taken as a whole: (i) Leased Store Contracts that were not extended or renewed in the OCB since June 30, 2005, and (ii) Leased Store Contracts that are cancelled or terminated by any party other than the Company pursuant to the announcement of the Transactions.

               (h) At the Closing, each of the Sellers and the Company shall have delivered the items required to be delivered by such Seller or Company, as applicable, pursuant to Section 3.2.

               (i) Sellers shall cause the Company to update its corporate minute book to be reasonably complete and to address all material Board or Shareholder corporate actions since January 2004, if not presently included in such records.

               (j) Buyer shall have received the Employment Agreements and Covenant Not to Compete, substantially in the form of EXHIBIT C-1, executed by Randall F. Wiersma, Lonnie Viner and William J. Lacefield and Exhibit C-2 for E. James Klund.

               (k) Buyer shall have received the Noncompetition Agreement, substantially in the form of EXHIBIT C-3, executed by Matthews.

               (l) Buyer shall have received from legal counsel on behalf of each of the Post-Secondary Transaction Sellers a legal opinion in the form and substance of EXHIBIT D-1 and EXHIBIT D-2.

               (m) The Post-Secondary Transaction Sellers, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Other Claims Escrow Agreement, and such agreements shall remain in full force and effect.

               (n) Except for the specific obligations identified on EXHIBIT E with respect to John Marcus and Helen Sue Marcus, each of the Post-Secondary Transaction Sellers, for himself, herself, or itself and his, her or its heirs, personal representatives, administrators, successors and assigns, shall deliver a general release of all claims against the Company, in form and content reasonably satisfactory to Buyer, for circumstances occurring or existing or related to the period of time prior to the Closing, provided, however, that the release will not affect any obligations of Buyer to the Sellers under this Agreement or any other Transaction Document, nor COBRA rights or other rights required by Law.

               (o) The ESOP's trustees shall have delivered an accounting of all trust assets and such other ESOP documents and records as may be reasonably requested by Buyer, their written resignation as ESOP trustees, and if requested, transfer of retirement accounts to representatives of Buyer in compliance with applicable plan documents.

               (p) The Management Group shall have delivered all Required Consents unless the delivery of one or more of such Required Consents is waived in writing by Buyer. Buyer acknowledges that it does not require delivery of any of the Required Consents set forth on the Schedule 4.5; provided that Buyer reserves the right to require delivery any Required Consents that may be included in any updates to Schedule 4.5.

               (r) At Closing, Buyer and Matthews will enter into a five (5) year agreement with customary prices and terms whereby:

                             1. As soon as the arrangement contemplated under Paragraph (r) 2. below begins for at least one of the Private Stores, Buyer and the Company will purchase, on an exclusive basis, products distributed by Matthews and McCoy Health Science Supply as long as terms are competitive and supply is sufficient, or as otherwise terminable in such Agreement. If Matthews & McCoy terms are not competitive, in Buyer's sole discretion, Buyer and the Company agree to notify Matthews and give them a reasonable opportunity to match terms and conditions of competitors' offers.

                             2. Upon expiration or earlier termination of its agreements and restrictions involving MBS Textbook Supply, as determined by Matthews, the Private Stores owned by Matthews will buy and sell non-medical used textbooks on an exclusive basis with Buyer as long as terms are competitive and supply is sufficient.

                        a. As soon as reasonably possible after such time, Matthews will change to PRISM with respect to such stores.

                        b. Buyer agrees to allow Matthews to utilize the Advantage Dollars Program with this arrangement to buy Prism systems for its stores.

               (s) Buyer and E. James Klund enter into the Employment Agreement attached hereto as EXHIBIT C-1 that includes language related to Matthews (the "Klund Amendments").

               (t) The Company, Matthews, John Marcus and Helen Sue Marcus enter into an amendment of the Health Care Retiree Benefits Agreement set forth in EXHIBIT F, including a ratification of the non-compete covenants of John Marcus and his Affiliates.

               (u) Sellers shall cause the exceptions noted in Section 4.7 to be terminated and the restrictions set forth to be released.

               (v) Buyer shall have obtained reasonably satisfactory commitments to finance the Transactions and waivers or consents of any restrictions with respect to its credit facility; provided that if Buyer terminates this Agreement because of a failure of this condition, Buyer and the Company will mutually agree to prepare a press release that states, in substance, that the transaction could not close due to issues related to Buyer's financial covenants, and Buyer will not unreasonably withhold or delay its consent to such press release.

               (x) The Secondary Transaction shall have been consummated in accordance with the terms of this Agreement.

               (y) Upon execution of this Agreement by the parties, Sellers will cause the Company to deliver the Income Statements to Buyer as described in
Section 4.8(b), if not previously delivered, and the unredacted Leased Store Contracts. Buyer shall have the right to terminate this Agreement by written notice to Sellers' Representative (i) at any time prior to April 21, 2006 if such deliveries are either not made or are not timely made, in which event such termination will not result in liability or obligation of any party hereto, or
(ii) if Buyer determines in its sole and absolute discretion that the financial information and results of operations set forth thereon indicates a Material Adverse Change in the financial condition or operations of the Company, provided that Buyer shall pay the Company a cancellation fee of $300,000 if such termination is on or prior to April 17, 2006, and provided further, that the cancellation fee shall be $500,000 if such termination is on or after April 18, 2006.

               (z) The Company and Matthews will enter into a mutually acceptable agreement to describe shared resources and obligations, and to allocate the obligations between them, the terms of which will be subject to reasonable approval by the Buyer.

        9.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by all affected Post-Secondary Transaction Sellers, at or prior to the Closing, of each of the following conditions:

               (a) Buyer shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Buyer under this Agreement at or prior to the Closing.

               (b) The representations and warranties of Buyer in Article 6 of this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case, at and as of the Agreement Date and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty that is qualified as to materiality shall be true and correct as of such specified date and any representation or warranty not so qualified shall be true and correct in all material respects, as of such date).

               (c) The Sellers shall have received from Buyer a certificate signed by an appropriate officer of Buyer as to Buyer's compliance with the conditions set forth in paragraphs (a) and (b) of this Section 9.3.

               (d) The Sellers shall have received the Closing Payments (less any amounts withheld or otherwise paid pursuant to Section 2.2(c)).

               (e) The Sellers, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and such agreement shall remain in full force and effect, and Escrow Agent shall have received the Deferred Consideration.

               (f) The Company shall have executed employment agreements with E. James Klund, Randall Wiersma, Lonnie Viner and Bill Lacefield on terms mutually satisfactory to be effective after Closing.

               (g) The ESOP trustees shall have approved the Transaction, and if requested, the ESOP trustees shall have received a fairness opinion.

               (h) Buyer and Matthews enter into the Matthews - Buyer Agreement as described in Section 9.2(r).

               (i) Buyer and E. James Klund enter into an employment agreement which contain the Klund Amendments.

               (j) The Secondary Transaction shall have been consummated, and the Company shall have paid the dividend referred to in Section 7.12(d) to the Post-Secondary Transaction Sellers.

               (k) Buyer shall have delivered Required Consents to be delivered by Buyer, if any.

               (l) The Post-Secondary Transaction Sellers, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Other Claims Escrow Agreement, and such agreements shall remain in full force and effect.

               (m) The Company, Matthews, John Marcus and Helen Sue Marcus enter into an amendment of the terms of their agreements in the form set forth in EXHIBIT F, including a ratification of the non-compete covenants of John Marcus and his Affiliates.

10.     INDEMNIFICATION.

        10.1   BY SELLERS.

               (a) From and after the Closing Date, to the extent provided in this Article 10, each Post-Secondary Transaction Seller shall jointly and severally indemnify and hold harmless Buyer and the Company, and their respective Affiliates, officers, directors, employees and agents, and their respective heirs, successors and assigns (each, an "Indemnified Buyer Party") from and against, and shall promptly pay or reimburse each such Person for, any and all Liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, damages or costs or expenses of any and all investigations, proceedings, judgments, settlements and compromises (including reasonable attorneys' fees and other reasonable disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith) (collectively, "Damages") that such Indemnified Buyer Party sustains and that results from or arises out of:

                      (i) any inaccuracy or breach of any representation or warranty of the Management Group in Article 4 of this Agreement, the Schedules or the closing certificate, or any allegation by any third party that, if true, would constitute such a breach;

                      (ii) any non-compliance with or breach or inaccuracy of any covenant or agreement of the Management Group arising under this Agreement or any allegation by any third party that, if true, would constitute such a breach;

                      (iii) any Liability, lawsuit, claim or proceeding existing at or prior to the Closing or arising out of any act or transaction of the Company occurring prior to the Closing, or arising out of facts or circumstances that existed at or prior to the Closing that in each case, is related to the Company, the Assets or the operation or conduct of the Company's business prior to Closing, to the extent not reflected as a Liability on the June 30, 2005 Annual Financial Statements or the Schedules, or which has not occurred in the OCB, except for the Excluded Schedule 10.8 Items;

                      (iv) any Liability and claims related to the Secondary Transaction, including, without limitation, any claims by employees of the Private Stores and any Liabilities and claims associated with the operation of the Private Stores prior to Closing; or

                      (v) any liability for Taxes incurred by the Company or Buyer in excess of $725,000 as a result of the disallowance of all or a portion of the income tax deduction claimed by the Company for the payment to John Marcus and Helen Sue Marcus that is described in Section 7.14, provided that the Post-Secondary Transaction Sellers shall have no obligation to indemnify for the first $725,000.

               (b) From and after the Closing Date, to the extent provided in this Article 10, each Seller shall severally, and not jointly, indemnify and hold harmless each Indemnified Buyer Party from and against any Damages that such Indemnified Buyer Party sustains and that results from or arises out of:

                      (i) any inaccuracy or breach of any representation or warranty of such Seller in Article 5 of this Agreement or the certificate delivered under Section 9.2(c) or any allegation by any third party that, if true, would constitute such a breach; or

                      (ii) any non-compliance with or breach or inaccuracy of any covenant or agreement of such Seller arising under this Agreement, other than a breach by the Management Group, or any allegation by any third party that, if true, would constitute such a breach;

               (c) The term "Damages" as used herein is not limited to matters asserted by third parties against an Indemnified Buyer Party or Indemnified Seller Party, but also includes actual Damages incurred or sustained by an Indemnified Buyer Party or Indemnified Seller Party in the absence of third party claims.

               (d) The right to indemnification set forth in Section 10.1 will not be affected by the due diligence investigation conducted by Buyer.

        10.2 BY BUYER. From and after the Closing Date, to the extent provided in this Article 10, Buyer shall indemnify and hold harmless the Post-Secondary Transaction Sellers, their Affiliates, and their respective heirs, successors and assigns (each, an "Indemnified Seller Party") from and against any Damages that such Indemnified Seller Party may sustain, suffer or incur and that results from or arises out of:

                      (i) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement or the Schedules or the certificate delivered under Section 9.2(c) or any allegation by any third party that, if true, would constitute such a breach; or

                      (ii) any non-compliance with or breach or inaccuracy of any covenant or agreement of any Buyer arising under this Agreement, or any allegation by any third party that, if true, would constitute such a breach; or

                      (iii) the operation of the Company or its business after the Closing, other than for Claims against such Seller arising from any default by such Seller to perform any obligation under this Agreement or any Transaction Documents to which such Seller is a party.

        10.3 INDEMNIFICATION PROCESS. The party or parties making a claim for indemnification under this Article 10 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article 10 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article 10 shall be asserted and resolved as follows:

               (a) In the event that (i) any demand or Litigation is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such demand or Litigation, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims"), the Indemnified Party shall promptly, and in any event no more than 15 days following receipt of notice of such demand or Litigation, send to the Indemnifying Party a written notice specifying the nature of such demand or Litigation and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such demand or Litigation) (a "Claim Notice"), PROVIDED that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby.

               (b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to, subject to the limitations set forth in Section 10.3(d) below, appoint and control counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); PROVIDED that such counsel is reasonably acceptable to the Indemnified Party. The Indemnifying Party shall keep the Indemnified Party informed of any material developments with respect to such Third Party Claim and shall consult with the Indemnified Party as to the proper course of action with due regard to the latter's business interests. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ another separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such other separate counsel if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest in the subject matter of the Third Party Claim that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party or
(ii) the Indemnifying Party shall not have retained counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim.

               (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 10.3(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim. If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept that provides solely for a monetary payment, imposes no injunctive or other equitable relief against the Indemnified Party and expressly unconditionally releases the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the obligation of the Indemnifying Party, if any such obligation is eventually established, shall be limited to the amount of the offer of settlement that the Indemnified Party refused to accept plus the costs and reasonable expenses of the Indemnified Party for which indemnification otherwise applies prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

               (d) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if the Third Party Claim (i) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (ii) seeks a suspension, a debarment, an injunction or equitable relief against the Indemnified Party.

               (e) No Indemnifying Party will be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld or delayed).

               (f) If requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any demand or Litigation which the Indemnifying Party defends, or, if appropriate and related to the demand or Litigation in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person.

               (g) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 15 days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

               (h) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all necessary access to the employees, books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted under conditions that will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 10.3(h) which is designated as confidential by an Indemnified Party.

        10.4   LIMITATIONS ON CLAIMS.

               (a) LIABILITY THRESHOLDS. Notwithstanding anything in this
Article 10 to the contrary, Buyer shall not assert a claim under Section 10.1(a) unless the amount of such claim exceeds $100,000, or the total amount of all claims Buyer has under Section 10.1(a) exceeds $350,000 (the "Basket Amount"); provided, however, that this limitation shall not apply to claims for breaches under Section 4.2 (Capitalization, etc.), Section 4.4 (Authorization by Company), Section 4.9 (Taxes) with respect to federal and state Taxes only, or
Section 4.25 (Employees and Independent Contractors). All Taxes other than federal and state Taxes will be applied first against the Basket Amount.

               (b)    LIABILITY CAP.

                      (i) CLAIMS UNDER SECTION 10.1(A). Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount to which the Indemnified Buyer Parties may be entitled with respect to claims under
Section 10.1(a) shall be the amount of the Deferred Consideration, provided, however, that the limits set forth in this Section 10.4(b) shall not apply to any Seller for claims that result from or arise out of fraud or bad faith of such Seller.

                      (ii) CLAIMS UNDER SECTION 10.1(B). Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount to which the Indemnified Buyer Parties may be entitled with respect to claims under Section 10.1(b) from each Seller shall be the Pro Rata Portion of the Purchase Price paid to such Seller with respect to his, her or its Shares, provided that the amount recovered by the Indemnified Buyer Parties from any Seller under this entire Agreement, including amounts recovered from the Escrow, shall not exceed such Seller's Pro Rata Portion of the Purchase Price.

               (c) SURVIVAL. The representations and warranties of the Management Group contained in Article 4 of this Agreement and Claims for indemnification under Section 10.1(a) shall survive the Closing for the applicable period set forth in this Section 10.4(c), and any and all claims and causes of action for indemnification under this Article 10 must be made prior to the termination of the applicable survival period.

                      (i) All of the representations and warranties of the Post-Secondary Transaction Sellers contained in Article 5 of this Agreement or in the certificate referred to in Section 9.2(c) and any and all claims and causes of action for indemnification under Article 10(b) shall survive until 60 days following expiration of the applicable statue or similar period of limitations;

                      (ii) The representations and warranties of the Management Group contained in Section 4.7 (Third-Party Options), Section 4.9 (Taxes), and any nature of claim under Section 4.24 with respect to the ESOP and the Claims for indemnification related thereto shall survive until 60 days following expiration of the applicable statue or similar period of limitations; and

                      (iii) All other representations and warranties of the Management Group and Claims for indemnification under this Article 10 shall survive until the date that is the thirty (30) months following the Closing Date.

In the event an Indemnified Party delivers notice of any claim as provided under this Article 10 within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

        (d) SEVERAL LIABILITY. After the release of the Deferred Consideration from the Escrow, the Post-Secondary Transaction Sellers other than the ESOP shall be severally (and not jointly and severally) liable for Damages incurred by Buyer for Claims described in Section 10.4(c)(ii), provided that the maximum amount of such Damages that Buyer may recover after such release from any Seller shall not exceed such Seller's Pro Rata Portion based on such Seller's Closing Shares, and from all such Sellers shall not exceed $500,000; and provided further that the aggregate recovery by Buyer for all indemnification claims under this Article 10 shall not exceed the amount of the Deferred Consideration.

        (e) CLAIMS UNDER SECTION 4.2(A). In the event that any Seller breaches such Sellers' representations and warranties in Section 5.1(a) or 5.1(b), and such breach causes a breach of either the second or third sentence of Section 4.2(a), Buyer agrees to pursue its remedies against such Seller before it pursues its Claim against the Post-Secondary Transaction Sellers for breach of
Section 4.1(a); provided, that Buyer shall have the right to assert a Claim to the Escrow Agent for indemnification in accordance with Section 10.3, and the amount of Damages or threatened Damages shall be held pursuant to the terms of this Article 10 until the Claim is resolved with respect to the breaching Seller.

        10.5 EXCLUSIVITY OF INDEMNIFICATION REMEDY. Except for any equitable relief, including injunctive relief or specific performance, to which any party hereto may be entitled, from and after the Closing, the indemnification for Damages provided in this Article 10 shall be the sole and exclusive remedy of any party hereto with respect to this Agreement, and no party shall be entitled to rescission of the Agreement except that the foregoing will in no way limit the rights of an Indemnified Party for any fraud or intentional misconduct by a party in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby. Additionally, Buyer agrees that in the event the Closing does not occur as a result of any Seller's or the Company's failure to satisfy a pre-closing condition under Section 9.2, including but not limited to any inaccuracy in any representation or warranty or breach of any covenant or condition, the Company shall pay Buyer the sum of $200,000 as liquidated damages, which shall be the sole and exclusive remedy of Buyer, for any and all Buyer claims arising out of, caused by or relating to termination of the Agreement prior to Closing.

        10.6 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. Buyer and the Post-Secondary Transaction Sellers agree to treat any payment made under this
Article 10 in respect of a breach of a representation or warranty as an adjustment to the Purchase Price.

        10.7 DEFERRED CONSIDERATION. All finally determined due and owing Damages for Claims Buyer has under Section 10.1(a) will first be applied against the Basket Amount in Section 10.4(a), then any amount which exceeds the Basket Amount shall be deducted from the balance of the Escrow established in Section 2.2(b) and distributed to Buyer in accordance with the Escrow Agreement. Buyer cannot recover Damages from any Seller except out of the Deferred Consideration Escrow, the Other Claims Escrow (to the extent provided in the relevant escrow agreements) and except as provided in Section 10.4(d) and Section 10.1(b).

        10.8 SCHEDULE 10.8 INDEMNIFICATION ITEMS. The Post-Secondary Transaction Sellers shall indemnify and hold harmless the Buyer Indemnified Parties on the matters set forth on SCHEDULE 10.8, and resulting Damages that relate to specific disclosures by the Management Group on Schedules 10.8, and Buyer shall not be obligated to provide notice of such Claim under Section 10.3. Damages incurred by Buyer Indemnified Parties from the Schedule 10.8 Indemnification Items shall be included in the Basket Amount, and shall be subject to the liability cap of Section 10.4(b)(i), the survival period of
Section 10.4(c)(iii), and the other provisions of Article 10 which apply to indemnification claims in general.

        10.9 OTHER PROVISIONS CONCERNING INDEMNIFICATION. In no event shall any party be liable for indirect consequential, special or punitive damages in connection with this Agreement. In the event that a Seller has any liability under this Agreement, such Seller shall be entitled to a credit against such liability in an amount equal to the sum of any insurance recovery of any indemnitee in connection with such liability. In no case shall an indemnifying party be responsible for the payment of the fees of more than a single law firm for all indemnified parties in respect of a matter to which the indemnification applies.

11.     MISCELLANEOUS.

        11.1 ENTIRE AGREEMENT. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior written or oral and all contemporaneous oral agreements or understandings including the Letter of Intent among the parties regarding those matters, except for the Mutual Non-Disclosure Agreement between Buyer and the Company dated November 30, 2005 (the "Confidentiality Agreement"), the terms of which are incorporated herein by this reference. The representations and warranties contained in this Agreement constitute all of the representations and warranties (written or oral) being relied upon by the parties.

        11.2 AMENDMENT, PARTIES IN INTEREST, ASSIGNMENT, ETC. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder without the prior written consent of the other parties, except that Buyer may assign its rights but not be relieved of any obligation or liability under this Agreement to any direct or indirect subsidiary of Buyer. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. This Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties to this Agreement.

        11.3 INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The inclusion of any Liability on a schedule to this Agreement or the disclosure of any Liability to Buyer during its due diligence investigation of the Company shall not be deemed to be an admission or acknowledgment in and of itself of a Liability.

        11.4 EXPENSES. Except the first $30,000 of Seller Transaction Costs which will be paid by the Company as provided in Section 2.2(d), the parties hereto shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions. Except such $30,000, no expenses of the Sellers, including, without limitation, legal, accounting and appraisal fees and expenses, or any finder's fees, shall be paid by or out of any of the assets or properties of the Company. Notwithstanding the foregoing, Buyer shall pay the Company the sum of $200,000 as liquidated damages if Buyer terminates this Agreement because of a failure to satisfy the financing condition set forth in
Section 9.2(u), which shall be the sole and exclusive remedy of the Company and Sellers in such case.

        11.5 NOTICES. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by a reputable courier or registered or certified mail, postage prepaid, addressed, sent or delivered as follows:

If to Buyer:

        Nebraska Book Company, Inc.
        4700 South 19th Street
        P.O. Box 80529
        Lincoln, NE 68501-0529
        Attn: Barry Major
        Facsimile: (402) 421-0507

and with a required copy to:

        Rembolt Ludtke LLP
        1201 Lincoln Mall, Suite 102
        Lincoln, NE  68508
        Attn:  Alan D. Slattery, Esq.
        Facsimile:  402-475-5087

If to any of the Sellers or Sellers' Representative, to the address provided in
SCHEDULE I, and with a required copy to:

        Blumenfeld Kaplan & Sandweiss, P.C.
        168 North Meramec Avenue
        St. Louis, MO 63105
        Attention: Mark D. Berry, Esq.
        Facsimile: 314-863-9388

        Polsinelli Shalton Welte Suelthaus P.C.
        100 S. Fourth Street - Suite 1100
        St. Louis, MO 63102
        Attention: Paul G. Klug, Esq.
        Facsimile: 314-231-1776

        Gallop, Johnson & Neuman, L.C.
        Interco Corporate Tower
        101 S. Hanley
        St. Louis, MO 63105
        Attention: Thomas G. Lewin, Esq.
        Facsimile: 314-615-6001

or such other address furnished in writing by one party to the other in accordance with these notice provisions.

        11.6 GOVERNING LAW. This Agreement shall be exclusively construed and interpreted in accordance with the laws of the State of Missouri without giving effect to its conflict of law principles or rules that might require the application of the laws of another jurisdiction.

        11.7 ATTORNEYS' FEES AND COSTS. Except with respect to the allocations under Article 10 and Section 11.8 hereof, if attorneys' fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, each side shall bear its or their own attorneys' fees and costs incurred in connection therewith.

        11.8 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including its failure to take all required actions on its part necessary to consummate the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction restraining such other party from violating the terms of this Agreement without showing or proving any actual damages and without bond; and to recover all costs, including, but not by way of limitation, reasonable attorneys' fees incurred in pursuing its rights under this Agreement.

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

        11.9 DRAFTING. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

        11.10 SELLERS' REPRESENTATIVE. Seller hereby appoint E. James Klund as the representative for the Sellers in connection with the Transactions (in such capacity, the "Sellers' Representative"). The Sellers' Representative shall represent the Sellers with respect to all matters under this Agreement (including, without limitation, any claims for indemnification pursuant to Article 10) other than Claims against individual Sellers for several liability, until all of the Sellers' duties under this Agreement are discharged. The Sellers' Representative shall have full and irrevocable power and authority to act for and in the name of and as agent for the Sellers under this Agreement, absent any Law which makes such representation unenforceable, and all of the Sellers shall be bound by the Sellers Representative's agreements and decisions hereunder. The Sellers' Representative shall provide Buyer with a true, correct and complete list of the Sellers and their respective addresses and account information (the "Sellers' List") and shall update the Sellers' List in writing as necessary to keep the Sellers' List current, complete and accurate. Buyer may rely on any document signed or presented by the Sellers' Representative. In the event the Sellers' Representative resigns, dies or becomes incapacitated, a successor Sellers' Representative shall be the Person chosen by the Sellers based on their Pro Rata Portion of their interest in the Escrow. The Sellers' Representative will give Buyer written notice of any change in the Sellers' Representative and until such written notice is received by Buyer, such change in the Sellers' Representative will not be effective or binding on Buyer. Notwithstanding any other provision in this Agreement to the contrary, no action, waiver, or notice by any Seller (other than involving the several liability of a Seller), shall be valid or effective unless or until such action is approved in a written instrument executed by the Sellers' Representative and delivered to Buyer. Buyer shall have no duty or obligation to comply with any demand or direction by any Seller other than the Sellers' Representative (other than involving the several liability of a Seller) unless executed as provided in the preceding sentence, and Buyer shall be indemnified against any Damages resulting from inconsistent actions or claims asserted by any Sellers other than the Sellers' Representative (other than involving the several liability of a Seller). Notwithstanding any contrary provision in this Agreement, the ESOP Plan and ESOP Trust will be amended to the extent necessary to authorize the ESOP Plan and ESOP Trust to comply with this Section 11.10.

        11.11 COUNTERPARTS; FACSIMILE. This Agreement may be executed in any number of counterparts, each of which shall have the same force and effect as an original, but all of which together shall constitute a single instrument. Facsimile signatures on this Agreement shall be deemed to be originals for all purposes.

        11.12 RETENTION OF RECORDS. Buyer agrees to, and shall cause Company and all successors of Company to, retain all files, books, and records of Company for at least six (6) years following the Closing Date and to permit each Seller and his, her or its respective representatives to inspect and photocopy such files, books, and records for all reasonable business purposes, including, but not limited to, the defense of any claims made under this Agreement, any Tax audit or any litigation.

        11.13 EXECUTION OF AGREEMENT. This Agreement shall not be binding upon the parties hereto unless and until is fully executed by Buyer and all Sellers set forth on the signature page(s) following this page.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

        IN WITNESS WHEREOF, this Share Purchase Agreement has been executed by the parties hereto as of the day and year first written above.

COLLEGE BOOKSTORES OF AMERICA, INC. NEBRASKA BOOK COMPANY, INC.



By:     /S/  E. JAMES KLUND                 By:    /S/  MARK W. OPPEGARD
        ----------------------------               -----------------------------
        E. James Klund, President                  Mark W. Oppegard, President

SELLERS:



/S/  E. JAMES KLUND                         /S/  RANDALL F. WIERSMA
------------------------------------        ------------------------------------
E. James Klund, Revocable Trust dated       Randall F. Wiersma, Stockholder
November 23, 1993, Stockholder

Hooverton, L.P., Stockholder                Matthews Book Company, a Missouri
                                            corporation, Stockholder


By:     /S/  JOHN MARCUS                    By:    /S/  LINDA S. NASH
        ----------------------------               -----------------------------
        John Marcus, Its General Partner           Linda S. Nash, Its President



/S/  THOMAS M. BLASSIE                      /S/  MIKE KNIEPMAN
----------------------------------------    ------------------------------------
Thomas M. Blassie,  as co-Trustee of the    Mike Kniepman, Stockholder
Thomas M. Blassie and Diane M. Blassie
Trust, Stockholder


/S/  DIANE M. BLASSIE                       /S/  DENNIS MEKELBURG
----------------------------------------    ------------------------------------
Diane M. Blassie, as co-Trustee of the      Dennis Mekelburg, Stockholder
Thomas M. and Diane M. Blassie
Trust, Stockholder

College Book Stores of America, Inc.,
Employee Stock Ownership Trust, Stockholder


By:     /S/  RANDALL F. WIERSMA             By:    /S/  LONNIE VINER
        ---------------------------------          -----------------------------
        Randall F. Wiersma, co-Trustee             Lonnie Viner, co-Trustee


By:     /S/  E. JAMES KLUND
        ---------------------------------
        E. James Klund, co-Trustee

/S/  LONNIE VINER                           /S/  MARY COPLEY
-----------------------------------         ------------------------------------
Lonnie Viner, Stockholder                   Mary Copley, Stockholder


/S/  WILLIAM J. LACEFIELD                   /S/  MIKE SMEGNER
------------------------------------        ------------------------------------
William J. Lacefield, Stockholder           Mike Smegner, Stockholder


/S/  LINDA S. NASH                          /S/  CHARLES J. HADDOCK
------------------------------------        ------------------------------------
Linda S. Nash, Stockholder                  Charles Haddock, Stockholder

LIST OF EXHIBITS:

Exhibit A             Form of Escrow Agreement
Exhibit B             Secondary Transaction Term Sheet
Exhibit C-1           Form of Employment and Noncompetition Agreement - Wiersma,
                      Viner, and Lacefield
Exhibit C-2           Form of Employment and Noncompetition Agreement - E. James
                      Klund
Exhibit C-3           Form of Matthews Book Company Noncompetition Agreement
Exhibit D             Form of Opinion of Counsel
Exhibit E             Ratified Obligations of the Company to Marcus
Exhibit F             Amendment of Marcus Agreement

LIST OF SCHEDULES:

Schedule I            The Sellers
Schedule 3.2(e)       Form of Disclosure Letter
Schedule 4.1          Foreign Qualification
Schedule 4.2          Ownership of Shares and Stock Options
Schedule 4.5          Required Consents
Schedule 4.6          Restrictions
Schedule 4.7          Third Party Options
Schedule 4.8          Financial Statements
Schedule 4.9          Taxes
Schedule 4.10         Undisclosed Liabilities
Schedule 4.11         Accounts Receivable
Schedule 4.14         Affiliate Transactions
Schedule 4.15         Real Property
Schedule 4.16         Intellectual Property
Schedule 4.17         Contracts
Schedule 4.18         Environmental
Schedule 4.20         Licenses
Schedule 4.21         Litigation
Schedule 4.22         Insurance
Schedule 4.23         Labor Matters
Schedule 4.24         Employee Benefit Plans
Schedule 4.25         Employment/Independent Contractors
Schedule 4.26         Absence of Certain Changes
Schedule 4.27         Additional Information
Schedule 4.29         Competing Interests
Schedule 4.33         Documents Not Made Available
Schedule 5.3          Consents
Schedule 5.6          Competing Interests
Schedule 7.4          Pre-Closing Actions of Seller and Buyer
Schedule 7.12         Private Stores to be Sold to MBC
Schedule 9.2(d)       Remaining Liens
Schedule 9.2(e)       Indebtedness
Schedule 9.2(f)       Related Party Accounts
Schedule 10.8         Excluded Section 10.8 Items


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